This Tender Offer involves the securities of foreign companies.  The Tender Offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

February 8, 2011

Company Name:	SECOM TECHNO SERVICE CO., LTD.
Representative:	Seiji Sakamoto Representative Director and President
(Stock Code: 1742, Second Section of the Tokyo Stock Exchange)
Contact:	Osamu Ueda, Managing Director
(TEL 03-5340-5201)

Announcement Concerning Expression of Opinion in Favor of Tender Offer
by SECOM CO., LTD., the Controlling Shareholder of the Company,
for the Stock of the Company and Recommendation to Tender Shares

To whom it may concern:

SECOM TECHNO SERVICE CO., LTD. (the “Company”) hereby announces that it resolved, at a meeting of its board of directors held today, (i) to express its opinion in favor of the tender offer (the “Tender Offer”) by SECOM CO., LTD. (the “Tender Offeror”) for the common stock of the Company (the “Stock”) and (ii) to recommend that the shareholders of the Company tender their shares of the Stock in the Tender Offer.

The Tender Offeror has not set the maximum number of shares to be purchased through the Tender Offer.  Accordingly, depending on the results of the Tender Offer, the shares of the Stock may be delisted pursuant to the delisting standards of the Tokyo Stock Exchange following the prescribed procedures.  Even if the applicable standards for delisting are not met, upon completion of the Tender Offer, the Tender Offeror plans to conduct an absorption-type merger (the “Merger”) wherein the Company, as a dissolving company, will be absorbed into the Tender Offeror as a surviving company, as described in “2-(4) Policies of Organizational Restructuring, Etc. after the Tender Offer (Matters Regarding So-called Two-step Acquisition)” below.  Upon consummation of the Merger, the shares of the Stock will be delisted.  Furthermore, as described in “2-(4) Policies of Organizational Restructuring, Etc. after the Tender Offer (Matters Regarding So-called Two-step Acquisition)” below, if the Company does not conduct the Merger, the Company will become a wholly-owned subsidiary of the Tender Offeror following the implementation of a series of procedures after the completion of the Tender Offer, and the shares of the Stock will be subsequently delisted.  Then, the Company and the Tender Offeror will effect an absorption-type merger in which the Tender Offeror will be a surviving company and the Company will be a dissolving company.  Please note that the above-mentioned resolution of the board of directors was adopted on the premise that the shares of the Stock will be delisted in either case.

1.	Overview of the Tender Offeror

(1) Company Name	SECOM CO., LTD.
(2) Business Description	On-line security services focusing on security guard services, cash convoy services and static guard services, sales of security products, and others.
(3) Date of Incorporation	July 7, 1962
(4) Location of Head Office	5-1, Jingumae 1-chome, Shibuya-ku, Tokyo
(5) Name and Title of Representative	Shuji Maeda, Representative Director
(6) Capital Amount	JPY 66,377 million (as of February 8, 2011)
(7) Major Shareholders and Shareholding Ratio	State Street Bank and Trust Company (Standing proxy agent: The Hong Kong and Shanghai Banking Corporation Limited, Tokyo Branch)	8.11%
	The Master Trust Bank of Japan, Ltd. (Trust Account)	5.78%
	Japan Trustee Services Bank, Ltd. (Trust Account)	5.76%
	The Nomura Trust and Banking Co., Ltd. (Trust Account 2052098)	2.63%
	Ryo Iida	1.85%
	The Nomura Trust and Banking Co., Ltd. (Trust Account 2052088)	1.77%
	SECOM Science and Technology Foundation	1.72%
	JP Morgan Securities (Standing proxy agent: Mizuho Corporate Bank, Ltd., Settlement & Clearing Services Division)	1.43%
	SSBT OD05 OMNIBUS ACCOUNT - TREATY CLIENTS (Standing proxy agent: The Hong Kong and Shanghai Banking Corporation Limited, Tokyo Branch)	1.39%
	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	1.37%
(8) Relationships between the Tender Offeror and the Company	Capital relationships	As of February 8, 2011, the Tender Offeror holds 8,800,000 shares of the Stock (67.76% of the total issued shares of the Stock).
	Personal relationships
The following persons hold concurrent offices in the Company and the Tender Offeror:
Mutsuto Nakano, Corporate Auditor (Advisor to the Tender Offeror)
Koji Ono, Corporate Auditor (Advisor to the Tender Offeror)
In addition, sixty-five employees of the Tender Offeror have been seconded to the Company and seventeen employees of the Company have been seconded to the Tender Offeror.

	Business relationships
The Company provides the Tender Offeror with installation services for development of on-line security services as well as services to maintain, inspect, operate, manage or otherwise preserve buildings and facilities in general.  In addition, the Company purchases condominium security systems and other security products from the Tender Offeror.

	Status as a related party	The Tender Offeror is the parent company of the Company.

2.	Opinion Regarding the Tender Offer and Grounds and Reasons for the Opinion

(1)	Opinion Regarding the Tender Offer

The Company resolved, at a meeting of its board of directors held on February 8, 2011, to approve the Tender Offer for the Stock by the Tender Offeror on the grounds and reasons described in “2-(2) Grounds and Reasons for the Opinion Concerning the Tender Offer” below and to recommend that the shareholders of the Company tender their shares of the Stock in the Tender Offer.

The above-mentioned resolution of the board was unanimously adopted by the directors who participated in the resolution by the method described in (iv) “Approval by Disinterested Directors and Corporate Auditors” under “2-(3) Measures to Ensure Fairness of the Tender Offer Price, to Avoid Conflict of Interests and Otherwise to Ensure Fairness of the Tender Offer” below.

(2)	Grounds and Reasons for the Opinion Concerning the Tender Offer

(i)	Outline of the Tender Offer

The Tender Offeror currently owns 67.76% (8,800,000 shares) of the total number of issued shares of the Stock of the Company (as of September 30, 2010: 12,987,000 shares), and the Company is a consolidated subsidiary of the Tender Offeror.  The Tender Offeror decided today to acquire all of the issued shares of the Stock of the Target Company (excluding the shares held by the Tender Offeror and the treasury shares held by the Target Company) through the Tender Offer at a price of JPY 3,500 per share (“Tender Offer Price”) for the purpose of operational integration with the Company.  With respect to the Tender Offer, no maximum or minimum number to be purchased is established.

(ii)	Decision Making Process Relating to Approval of the Tender Offer and Reasons for Approval

The Company was spun-off from the Tender Offeror and established as a subsidiary of the Tender Offeror in 1970 for the purpose of contracting the installation of equipment for on-line security systems.  The Company is, in accordance with the core ideology it shares with the Tender Offeror, engaged in numerous businesses, including building and equipment construction, engineering, condominium security systems and sales of security-related merchandise and non-life insurance, with a primary focus on installation of equipment for on-line security systems and maintenance of building equipment; it also supports the safety and security of buildings and homes.  The Company became a listed company in 1999, with the intention of raising public confidence and name recognition, securing a broad range of outstanding human resources and improving employee moral, as well as securing sources of funding in the course of its management reform for the purpose of further business expansion.  The shares of the Stock of the Company are currently listed on the Second Section of the Tokyo Stock Exchange, Inc.

The Company currently provides the following services and products to its customers:
(a)	installation of equipment for on-line security systems - installation relating to the establishment of systems with respect to the SECOM Group’s broad range of products for homes and businesses;
(b)	building maintenance - providing building maintenance services, centered on building security;
(c)	facility management - providing comprehensive management services with regards to information on building equipment;

(d)	building equipment installation - installation of various equipment in new buildings and meeting customer request, such as renewal of existing equipment;
(e)	engineering - specialization in industrial equipment and support for manufacturing environment with particular emphasis on environmental protection;
(f)	TECHNO On-call Centers - operation of call centers that responds to request for repair or replacement of equipment in the event of malfunctions even during night hours and holidays;
(g)	sales of condominium security systems - sales and installation of condominium security systems; and
(h)	security-related merchandise and non-life insurance - handling of non-life insurance services and various security and contingency prevention products developed by the SECOM Group.

Meanwhile, since its establishment in 1962, the Tender Offeror, as a pioneer in Japan’s security services market, has endeavored to contribute to society through its business activities, an approach that has enabled it to respond swiftly to society’s evolving needs for safety and security.  Beginning with the development in 1966 of an on-line security system, the Tender Offeror has sought consistently to create and provide security systems that meet changing security needs such as an on-line home security system in 1981 and COCO-SECOM, a mobile security system for outdoor use, in 2001.  The SECOM Group, consisted of the Tender Offeror and its affiliates, has ranked security services at the core of its business and has expanded their business to fire protection services, medical services, non-life insurance services, geographic information services, real estate development and sales, information and communication related and other services, to provide the society with more safety and security, convenience and comfort in life.  The SECOM Group intends to develop and provide unique services to establish a “Social System Industry” which purports to establish a social environment where anyone can live in safety and security anywhere and at any time through integration of various services of such industry.

In addition, the SECOM Group declared the slogan, “ALL SECOM,” in November 2010.  With the basic message to “Further rally all of the Group’s strength,” each and every employee of the SECOM Group has been actively working in order to maximize the strength of the SECOM Group by promoting greater cooperation than ever among the various businesses it has developed.

On-line security services, the core of the SECOM Group’s services, provide a system which uses various types of security equipment such as sensors installed at the customers’ buildings and premises to detect events, such as intrusions, fires and equipment malfunctions.  Sensors are linked to the Company’s control center via telecommunications circuits to enable remote monitoring around-the-clock.  Should an event be detected at customers’ premises, the relevant information is relayed to the control center, where staff dispatches emergency response personnel from the closest emergency response depot.  Control center staff also notifies the police or fire department if required while the emergency response personnel takes other appropriate measures.  The SECOM Group has established an integrated approach, in which the business of the SECOM Group includes research and development of security systems, manufacturing, sales, security planning, installation, 24 hours monitoring, emergency response services, construction modifications (such as the replacement, addition and removal of equipment) and equipment maintenance.

With respect to the on-line security services provided by the SECOM Group, since the Company is in charge of installation and modification relating to the establishment of on-line security systems, it plays an important role with respect to the quality maintenance of on-line security services after construction.  The Company has worked to improve its construction methods and techniques, etc. to uniformly advance quality nationwide; and has also worked to make the management of its construction and operations more efficient and to reduce administrative costs.  In addition, in the field of building maintenance (business relating to the inspection, maintenance and repair services for building equipment), the Company has developed inspection, maintenance and repair services for building equipment, including fire extinguishing systems, air conditioning systems and elevators, and has worked to expand its business.  As an operation policy for the fiscal year ending March 31, 2011, the Company adopted the slogan “Reform! TECHNO Reborn!” and has advanced the reform of its organization and consciousness.  As part of the measures of this operation policy, the Company has changed the organization of its head office from a traditional style of organization separated by operating departments to a more functional organization incorporating frameworks for marketing, operations and administration departments.  This change has allowed the Company to specify the roles and philosophies of these respective departments: (i) it has raised its awareness of “offense” by enhancing its marketing power, especially with respect to the inspection, maintenance and repair services of building equipment as described above; and at the same time, (ii) it has given the operations and administration departments are more involved as a “defense” role for both its customers and itself.  In addition to the foregoing, the Company has integrated the administration and operations of each operating department and thereby improved its efficiency.  With respect to the branch offices, by utilizing each organization that corresponds to the Tender Offeror’s respective regional headquarters as the basic framework and by making full use of the SECOM Group’s marketing power, the Company has organized its branch offices in order to be capable of enhancing synergy within the SECOM Group.  Also, the Company aims to achieve high levels of trust and confidence from its customers and society, and to expand its business by providing higher quality operations and services than ever, in accordance with the objective of “ALL SECOM.”

While the Tender Offeror and the Company share business strategies as a group, and have implemented various measures as described above, today’s rapidly changing society has growing needs for safety and security, and the meaning of such needs is becoming increasingly diverse and sophisticated.  Evolving social imperatives, changing patterns of criminal behavior, technological advances and improvements in the social infrastructure are among the many factors that influence the constantly evolving needs of customers for safety and security.  The Tender Offeror acknowledges that the security services market is keeping pace with these changes and is continuing to expand its market due to the social needs for safety and security.  In addition, the Tender Offeror believes that there is a demand for the SECOM Group to provide buildings, facilities and related technical innovations, as well as new services to deal therewith, all with an emphasis on the environment.  Furthermore, as specific measures of “ALL SECOM,” the Tender Offeror has been considering: (i) conducting a review of the composition of the Group companies, taking into account their functions and the background of their foundation; (ii) conducting an optimum allocation of resources; and (iii) how to provide customers with the best services.  The Tender Offeror believes that, in order to keep pace with a rapidly changing society and conduct an optimum allocation of the SECOM Group’s resources, the establishment of a framework where consistent decision-making and comprehensive business development are conducted in the process ranging from research and development to the provision of respective services, is required rather than the conventional framework of independent security, installation and facility maintenance departments.

In light of these circumstances, the Tender Offeror and the Company have conducted consultations and held discussions repeatedly since around December 2010 concerning measures aimed at further increasing the value of the SECOM Group.  As a result, the Tender Offeror and the Company have reached the conclusion that the realization of maximum synergy and the acceleration of efforts towards the establishment of the Social System Industry, by means of conducting management integration through the Tender Offer and subsequent transactions, would be invaluable, not only to the expansion of the value of the Company, but also to the expansion of the value of the SECOM Group as a whole.  In addition, the Company also believes that the Tender Offer and subsequent operational integration will bring synergy with respect to the following points, and therefore, have sufficient strategic significance:

(a)
Integration of the development department (Development Center) and the department in charge of construction field (system technology department) of the Tender Offeror with the construction department of the Company is expected to increase the quality of the relevant services, and will allow issues concerning the implementation of construction to be fed back promptly to product development;

(b)
With respect to building maintenance services, cooperation between the control center of the Tender Offeror and the on-call center of the Company will be increased; therefore, agile building maintenance services and further differentiation will be possible;

(c)	Speed of decision-making and strategy implementation will be accelerated;
(d)	Integration of the marketing department of the Tender Offeror and that of the Company will enable mobile and flexible development of marketing, including mutual utilization of marketing channels;
(e)
Optimization of management resources of the SECOM Group as a whole, including the effective utilization of human resources with respect to product development, marketing and functions of the head office, will be possible; and

(f)
Reduction of financial burdens, such as costs for maintaining a listing on an exchange, and the elimination of a potential conflict of interest in relation to the parent-subsidiary listing will be achieved.

After integrating with the Company, the Tender Offeror will maintain the Company’s organizational structure, emphasizing their autonomy as the installation related department focusing mainly on the installation of equipment relating to the establishment of on-line security systems, and as the building maintenance department.  The Tender Offeror will also pay careful attention to business administration, making full use of the special characteristics of the installation business and its operational and structural advantages, and seek to enhance the security service business, which is the core business of the SECOM Group.  Additionally, the Tender Offeror will seek to further improve the quality of the installation business and building maintenance business.

The Company, based upon the recognition and consideration stated above and measures as described in “2-(3) Measures to Ensure Fairness of the Tender Offer Price, to Avoid Conflict of Interests and Otherwise to Ensure Fairness of the Tender Offer” below, carefully considered various terms of the Tender Offer.  As a result, the Company determined that the Tender Offer would be beneficial from the perspective of enhancement of the Company’s corporate value and the shareholders’ common interests, that the Tender Offer Price and other terms of the Tender Offer are appropriate and that the Tender Offer would provide the shareholders of the Company with an opportunity to sell their shares of the Stock at a reasonable price.  For these reasons, the Company resolved, at a board meeting held today, to express its opinion in favor of the Tender Offer by the Tender Offeror and to recommend that the shareholders of the Company tender their shares of the Stock in the Tender Offer.

The Company resolved, at a board meeting held today, to determine that the Company would not pay the year-end dividends for the year ending at the end of March 2011 on the condition that the Tender Offer is completed.

(3)	Measures to Ensure Fairness of the Tender Offer Price, to Avoid Conflict of Interests and Otherwise to Ensure Fairness of the Tender Offer

Taking into consideration the fact that the Company is a consolidated subsidiary of the Tender Offeror, the Company and the Tender Offeror have implemented the measures set forth below to ensure fairness of the Tender Offer, including measures to ensure fairness of the Tender Offer Price and measures to avoid conflicts of interest.

(i)	Procurement of Valuation Report from Independent Third-party Appraiser

In determining its opinion on the Tender Offer, the Company has engaged Deloitte Touche Tohmatsu LLC (“Tohmatsu”), a third-party appraiser independent of the Company and the Tender Offeror, to calculate the value of the Stock, and as of February 7, 2011, the Company received a share valuation report from Tohmatsu.  The Company has not obtained from Tohmatsu any opinion on the fairness of the Tender Offer Price (a fairness opinion).

The share valuation report of Tohmatsu analyzed the value of the Stock using the market value method and the discounted cash flow method (the “DCF Method”).  Under the market value method, taking February 4, 2011 as the base date, the per share value range of the Stock was analyzed to be between JPY 2,565 and JPY 2,761, based on the average closing prices of the Stock on the Second Section of the Tokyo Stock Exchange during the six-month period (JPY 2,565, rounded to the whole number), three-month period (JPY 2,652, rounded to the whole number) and one-month period (JPY 2,761, rounded to the whole number) immediately preceding the base date.  Under the DCF Method, the per share value range of the Stock was analyzed to be between JPY 3,383 and JPY 3,685, by way of discounting the Company’s future cash flow, which was calculated on the basis of its business plan, to its present value at a certain discount rate.  The Company’s business plan does not expect any substantial increase or decrease in its profits.

Tohmatsu, a third-party appraiser, does not constitute a related party of the Company or of the Tender Offeror, and has no disclosable material interest in the Tender Offer.

(ii)	Establishment of Independent Third-party Committee

With the objective of eliminating arbitrary decision-making and ensuring fairness, transparency and objectivity of the Company’s decision-making process, the Company established a third-party committee consisted of three outside experts independent of the Company and the Tender Offeror, namely, Mr. Shinsuke Hasegawa (certified public accountant, Hasegawa Certified Public Accountant Office), Mr. Naobumi Morita (certified public accountant and tax accountant, Morita Accounting Office) and Mr. Akito Takahashi (attorney-at-law, Takahashi & Katayama).  Upon the adoption of its resolution to do so, the board of directors of the Company requested the third-party committee to advise the board of directors as to whether (a) the Tender Offer and the subsequent proposed transactions to make the Company a wholly-owned subsidiary or the restructuring by the Tender Offeror would contribute to the enhancement of the Company’s corporate value; (b) the fairness of the terms of the Tender Offer and of the subsequent proposed transactions to make the Company a wholly-owned subsidiary has been ensured; (c) sufficient consideration has been given to the shareholders’ interests through due process of the Tender Offer and the subsequent proposed transactions to make the Company a wholly-owned subsidiary; and (d) the Tender Offer and the subsequent proposed transactions to make the Company a wholly-owned subsidiary are not disadvantageous to the minority shareholders of the Company.

The third-party committee held a total of five meetings to consider the above-mentioned matters for which its advice was sought.  In the course of such consideration, the third-party committee received from the Company an explanation on the terms of the Tender Offeror’s offer, the purpose of the procedures to be followed after the Tender Offer as described in “2-(4) Policies of Organizational Restructuring, Etc. after the Tender Offer (Matters Regarding So-called Two-step Acquisition)” below and specifically how such procedures could enhance the corporate value of the Company.  A similar explanation was given by the Tender Offeror as well.  In addition, the third-party committee considered the share valuation report on the Stock that Tohmatsu had submitted to the Company and received from Tohmatsu an explanation on the valuation of the Stock.  Furthermore, the third-party committee received from Anderson Mori & Tomotsune, legal adviser to the Company, an explanation of the Tender Offer and a series of subsequent procedures.  On February 7, 2011, based on such considerations, the third-party committee submitted to the board of directors of the Company a written report to the effect that (a) the Tender Offer and the subsequent proposed transactions to make the Company a wholly-owned subsidiary or the restructuring by the Tender Offeror would contribute to the enhancement of the Company’s corporate value; (b) the fairness of the terms of the Tender Offer and of the subsequent proposed transactions to make the Company a wholly-owned subsidiary has been ensured; (c) sufficient consideration has been given to the shareholders’ interests through due process of the Tender Offer and the subsequent proposed transactions to make the Company a wholly-owned subsidiary; and (d) the Tender Offer and the subsequent proposed transactions to make the Company a wholly-owned subsidiary are not disadvantageous to the minority shareholders of the Company.

(iii)	Advice from Independent Law Firm

For the purpose of ensuring fairness and adequacy of the decision-making by the board of directors of the Company, the Company has appointed Anderson Mori & Tomotsune as its legal adviser independent of the Company and the Tender Offeror, and has obtained legal advice regarding the method and process of the Company’s decision-making on the Tender Offer.

(iv)	Approval by Disinterested Directors and Corporate Auditors

In view of the share valuation report of Tohmatsu, the legal advice from Anderson Mori & Tomotsune, the third-party committee’s report and other related materials, the Company carefully considered various terms of the Tender Offer.  As a result, the Company determined that the Tender Offer would be beneficial from the perspective of enhancement of the Company’s corporate value and the shareholders’ common interests, that the Tender Offer Price and other terms of the Tender Offer are appropriate and that the Tender Offer would provide the shareholders of the Company with an opportunity to sell their shares of the Stock at a reasonable price, and at the meeting of the board of directors of the Company held today, which was attended by all directors, the directors present unanimously approved the Tender Offer and resolved to recommend that the shareholders of the Company tender their shares in the Tender Offer.  In addition, the corporate auditors who attended the said meeting of the board of directors, other than Messrs. Mutsuto Nakano and Koji Ono who were absent due to the reason described below, expressed their opinion that they have no objection to the board of directors of the Company expressing its approval of the Tender Offer and resolving to recommend that the shareholders of the Company tender their shares in the Tender Offer.

From among the corporate auditors of the Company, Messrs. Mutsuto Nakano and Koji Ono, who are advisers to the Tender Offeror, did not participate in the discussions on the Tender Offer at the meeting of the board of directors of the Company and refrained from expressing their opinion on the above-mentioned resolution in order to prevent any conflict of interest.  As described in “2-(4) Policies of Organizational Restructuring, Etc. after the Tender Offer (Matters Regarding So-called Two-step Acquisition)” below, the Tender Offeror will, after the Tender Offer, conduct the Merger or the merger wherein the Company, which shall have been made a wholly-owned subsidiary of the Tender Offeror, is to be absorbed into the Tender Offeror.  The Company’s incumbent officers and the Company have not made any agreement with the Tender Offeror regarding the appointment of such incumbent officers as officers of the Tender Offeror after such merger.

(v)	Measures to Secure Other Offeror’s Opportunities for Acquisition

Pursuant to applicable laws and regulations, the period for a tender offer is required to be at least 20 business days; the Tender Offeror has, by causing the period for the Tender Offer to be relatively long (i.e., 30 business days), ensured the fairness of the Tender Offer Price by enabling all of the Company’s shareholders to have sufficient opportunity to consider and decide whether or not to tender their shares of the Stock in the Tender Offer, and that an opportunity for other offerors, if any, to commence a tender offer for the Company’s Stock has been secured.

Furthermore, the Tender Offeror and the Company have not made any agreement that would restrict the Company and an offeror other than the Tender Offeror to make contacts or engage in other activities with each other in the case where such other offeror emerges.

(4)	Policies of Organizational Restructuring, Etc. after the Tender Offer (Matters Regarding So-called Two-step Acquisition)

As described in the opening statements in this press release, the Tender Offeror intends to conduct the Merger after the Tender Offer, with the Tender Offeror being the surviving company and the Company being the absorbed company.  Specifically, if the Tender Offeror cannot acquire all the issued shares of the Stock of the Company (excluding the shares held by the Tender Offeror and the treasury shares held by the Company) through the Tender Offer, the Tender Offeror intends to deliver its shares as consideration for the Company’s shares which have not been tendered in response to the Tender Offer (excluding those held by the Tender Offeror and the Company) in the Merger, and the shareholders of the Company to whom one (1) or more shares of the Tender Offeror’s shares are allotted will become the Tender Offeror’s shareholders.  The Merger will be conducted in the form of a simplified merger (kanni-gappei), pursuant to the provisions of Article 796, Paragraph 3 of the Companies Act, without obtaining the approval of a shareholders’ meeting of the Tender Offeror.  In addition, if, as the result of the Tender Offer, the Merger meets the requirements for a short-form merger (ryakushiki-gappei), as provided in Article 784, Paragraph 1 of the Companies Act, the Merger may be conducted as a short-form merger without obtaining the approval of a shareholders’ meeting of the Company.  In the case where the Merger is conducted after obtaining the resolution for approval adopted at the shareholders’ meeting of the Company, the Tender Offeror will request the Company to propose the agenda relating to the Merger to be approved at the general shareholders’ meeting which will be held in June 2011, with the last day of March 2011 being the record date therefor.

The merger ratio for the Merger will be finally determined upon consultations between the Tender Offeror and the Company after the completion of the Tender Offer with due consideration given to the interests of the respective shareholders of both the Tender Offeror and the Company.  In determining the consideration (the Tender Offeror’s shares; provided, however, that if fractions of less than one (1) share are to be allotted, a sales price equivalent to such fractional shares will be distributed pursuant to the Companies Act; the same shall apply hereinafter) to be received by the shareholders of the Company through the Merger, the Company’s shares of the Stock will be evaluated on the basis of the Tender Offer Price, unless the circumstances require otherwise.  Upon the Merger, the shareholders of the Company, which will become the absorbed company, may exercise the right to request the Company to purchase their shares of the Stock in accordance with the provisions of Articles 785 and 786 of the Companies Act and other applicable laws and regulations.  In such case, the purchase price would be finally determined by a competent court.

However, in the case where United States shareholders come to hold more than 10% of the Company’s shares of the Stock (which will be calculated in accordance with the U.S. Securities Act of 1933; the “U.S. Securities Act”) after settlement of the Tender Offer and the Tender Offeror becomes subject to the filing requirement of a registration statement under the U.S. Securities Act as a result of implementing the Merger, the Tender Offeror intends, by the methods explained below, to conduct an absorption-type merger (instead of conducting the Merger immediately after the Tender Offer as explained above) by making the Tender Offeror the surviving company and the Company the absorbed company, after making the Company its wholly owned subsidiary.  In such case, no share of the Tender Offeror will be delivered to the shareholders of the Company as referred to above.

Specifically, after the Tender Offer is completed, the Tender Offeror intends to request, at the general shareholders’ meeting of the Company which will be held in June 2011, with the last day of March 2011 being the record date therefor (the “General Shareholders’ Meeting”), that the Company include the following three items in the agenda: (1) The Articles of Incorporation of the Company shall be partly amended to make the Company a corporation issuing class shares (shurui-kabushiki-hakkou-kaisha) under the Companies Act (“Agenda Item (1)”); (2) The Articles of Incorporation of the Company shall be partly amended to the effect that all of the shares of the Stock issued by the Company shall be appended with a call provision (zenbu-shutoku-joko) (a provision regarding the matters set forth in Article 108, Paragraph 1, Item 7 of the Companies Act; hereinafter the same shall apply) (“Agenda Item (2)”); and (3) a different class of the Company’s shares shall be delivered by the Company in exchange for acquiring all such shares with the call provision of the Company (excluding treasury shares held by the Company) (“Agenda Item (3)”).

If the Company is made a corporation issuing class shares under the Companies Act on the condition that Agenda Item (1) above is approved at the General Shareholders’ Meeting, with respect to Agenda Item (2), pursuant to the provisions of Article 111, Paragraph 2, Item 1 of the Companies Act, it will be necessary, in addition to the resolution adopted at the General Shareholders’ Meeting referred to above, to have a resolution passed at a meeting of shareholders with class shares (the “Class Shareholders’ Meeting”), which consists of shareholders who hold the shares of the Stock of the Company subject to the call provision.  For this purpose, the Tender Offeror will also request the Company (i) to hold the Class Shareholders’ Meeting to include Agenda Item (2) above for partial amendment to the Articles of Incorporation and (ii) to designate, during the Tender Offer period, the last day of March 2011 as the record date which determines shareholders who will be entitled to exercise voting rights at the Class Shareholders’ Meeting, in order to hold the Class Shareholders’ Meeting on the same day as the General Shareholders’ Meeting.  Meanwhile, the Tender Offeror intends to approve the respective agenda items above at the General Shareholders’ Meeting and the Class Shareholders’ Meeting.

If all of the above procedures are completed, all shares of the Stock issued by the Company will be subject to the call provision and shall be wholly acquired by the Company (excluding treasury shares held by the Company) and a different class of the Company’s shares shall be delivered to such shareholders of the Company as consideration for such acquisition.  The Company’s shareholders who are to receive fractions of less than one (1) share of such different class of the Company’s shares will receive cash obtained through a sale of the different class of the Company’s shares that correspond to the sum of all such fractions (including the purchase of a whole, or a part, of the sum of such fractions by the Company) (fractions of the aggregate number will be truncated) in accordance with the provisions of Article 234 of the Companies Act and other applicable laws and regulations.  The selling price of the different class of the Company’s shares corresponding to the sum of all such fractions (and the cash amount to be delivered to each of the shareholders entitled thereto, resulting from the sale of the aggregate number of such fractions) is expected to be calculated on the basis of the price for Tender Offer, unless the circumstances require otherwise.  Although the class and number of shares of the Company that are to be delivered as consideration for the acquisition of shares of the Company subject to the call provision have not been determined as of today, the Tender Offeror intends to request that the Company determine that the shares that must be delivered to shareholders who have not tendered their shares in the Tender Offer, other than the Tender Offeror, shall be limited to such fractions of the different class of shares of the Company for the purpose of enabling the Tender Offeror to hold all the issued shares of the Company (excluding treasury shares held by the Company).

As provisions to protect the rights of minority shareholders in connection with the above respective procedures, the Companies Act provides that (i) in the case where the Articles of Incorporation are partly amended to the effect that all shares of the Stock issued by the Company shall be subject to the call provision as stated in Agenda Item (2) above, any shareholder may request the Company to purchase his/her shares in accordance with Articles 116 and 117 of the Companies Act and other applicable laws and regulations, and that (ii) in the case where acquisition of all the shares subject to the call provision, as described in Agenda Item (3) above, has been resolved at a shareholders’ meeting, any shareholder may file a petition for determination of a price for the acquisition in accordance with Article 172 of the Companies Act and other applicable laws and regulations.  The purchase price and the acquisition price per share under (i) and (ii) above would be finally determined by a competent court.

As a final step, the Tender Offeror intends to conduct an absorption-type merger, making the Tender Offeror the surviving company and the Company the absorbed company, after the Company has become the Tender Offeror’s wholly owned subsidiary as a result of implementing the above procedures.

With regard to the above procedures, there is a possibility that the Tender Offeror may request the Company to conduct another method that would have similar effects, depending on such factors as the Tender Offeror’s holding status of the Company’s shares after the Tender Offer, the holding status of the Company’s shares by shareholders other than the Tender Offeror, or the interpretation of the competent authorities on the applicable laws and regulations (including the U.S. Securities Act) or the like and such steps may require some time.  Even in such case, the Tender Offeror intends, as a final step, to conduct an absorption-type merger, making the Tender Offeror the surviving company and the Company the absorbed company.  The resulting consideration to be delivered to the Company’s shareholders in such process is also expected to be calculated on the basis of the price equivalent to the Tender Offer Price, unless the circumstances require otherwise.

(5)	Prospects for Delisting and Grounds Therefor

(i)	Prospects for Delisting and Grounds Therefor

The shares of the Stock are currently listed on the Second Section of the Tokyo Stock Exchange.  Since the Tender Offeror has not set the maximum number of shares to be purchased through the Tender Offer, depending on the results of the Tender Offer, the shares of the Stock may be delisted pursuant to the delisting standards of the Tokyo Stock Exchange, following the prescribed procedures.  Further, even if the applicable standards for delisting are not met, if the Tender Offeror effects the Merger pursuant to the applicable laws after the completion of the Tender Offer as set out in “2-(4) Policies of Organizational Restructuring, Etc. after the Tender Offer (Matters Regarding So-called Two-step Acquisition)” above, the shares of the Stock will be delisted.  In the case where the Tender Offeror implements the procedures to make the Company a wholly-owned subsidiary of the Tender Offeror, instead of effecting the Merger immediately after the completion of the Tender Offer, the delisting standards will apply and the shares of the Stock will be delisted following the prescribed procedures.  Once delisted, the shares of the Stock can no longer be traded on the Tokyo Stock Exchange.  In addition, if the procedures to make the Company a wholly-owned subsidiary of the Tender Offeror are implemented as described in “2-(4) Policies of Organizational Restructuring, Etc. after the Tender Offer (Matters Regarding So-called Two-step Acquisition)” above, no listing application will be made for such other class of shares in the Company as will be delivered as consideration for the shares of the Stock with a full redemption clause (zenbu shutoku joko).

(ii)	Reason for Approving the Tender Offer that will Result in Delisting and Consideration of Alternative Measures

As described in “2-(5)-(i) Prospects for Delisting and Grounds Therefor” above, the shares of the Stock will be delisted as a result of the Tender Offer and the proposed subsequent Merger or the procedures to make the Company a wholly-owned subsidiary of the Tender Offeror.  Meanwhile, the Company carefully considered various terms of the Tender Offer with reference to the stock valuation report obtained from Tohmatsu, a third-party appraiser that is independent of both the Company and the Tender Offeror, along with advice from the above-mentioned legal adviser, and with consideration given to the potential for the use of the Tender Offeror’s management resources and the operational and financial synergy effects that the combination of the Company and the Tender Offeror may generate for the Company, among other factors.  Consequently, the Company (a) determined that the Tender Offer would be beneficial from the perspective of enhancement of the Company’s corporate value and the shareholders’ common interests, that the Tender Offer Price and other terms of the Tender Offer are appropriate and that the Tender Offer would provide the shareholders of the Company with an opportunity to sell their shares of the Stock at a reasonable price, and (b) resolved to express its approval of the Tender Offer and to recommend that the shareholders of the Company tender their shares in the Tender Offer.

3.	Material Agreement between Tender Offer and Shareholders of the Company in Connection with Subscription to Tender Offer

Not applicable.

4.	Profit to be Provided by Tender Offeror or its Specially Related Parties

Not applicable.

5.	Policies Dealing with Fundamental Principles Regarding Control of the Company

Not applicable.

6.	Questions to Tender Offeror

Not applicable.

7.	Demands for Extension of Tender Offer Period

Not applicable.

8.	Future Prospects

Please refer to “2-(2)-(ii) Decision Making Process Relating to Approval of the Tender Offer and Reasons for Approval” above.

9.	Matters Related to Transactions with Controlling Shareholders

The Tender Offer and the subsequent proposed Merger or transactions to make the Company a wholly-owned subsidiary of the Tender Offeror constitute transactions with a controlling shareholder.

The guidelines shown in the Company’s Corporate Governance Report disclosed on July 6, 2010 read as follows: “Material transactions with the parent company include our provision of works for the on-line security systems offered by SECOM CO., LTD.  The charges for such works are determined through mutual consultation with reference given to the market rates.”  As manifested in such guidelines (“Guidelines for Protection of Minority Shareholders upon Transactions, Etc. with Controlling Shareholders”), the Company makes it a policy to engage in transactions on the basis of market rates.

In this regard, as described in “2-(3) Measures to Ensure Fairness of the Tender Offer Price, to Avoid Conflict of Interests and Otherwise to Ensure Fairness of the Tender Offer” above, the Company has taken measures to ensure fairness of the Tender Offer by its controlling shareholder, and the Company believes that such measures conform to the purpose of the above-mentioned guidelines.

Furthermore, as of February 7, 2011, the Company received from the third-party committee as described in “(ii) Establishment of Independent Third-party Committee” of “2-(3) Measures to Ensure Fairness of the Tender Offer Price, to Avoid Conflict of Interests and Otherwise to Ensure Fairness of the Tender Offer” above, as an opinion stating that a resolution to recommend that the shareholders of the Company tender their shares in the Tender Offer is not disadvantageous to minority shareholders, a report to the following effect: (a) the Tender Offer and the subsequent proposed transactions to make the Company a wholly-owned subsidiary or the restructuring by the Tender Offeror would contribute to the enhancement of the Company’s corporate value; (b) the fairness of the terms of the Tender Offer and of the subsequent proposed transactions to make the Company a wholly-owned subsidiary has been ensured; (c) sufficient consideration has been given to the shareholders’ interests through due process of the Tender Offer and the subsequent proposed transactions to make the Company a wholly-owned subsidiary; and (d) the Tender Offer and the subsequent proposed transactions to make the Company a wholly-owned subsidiary are not disadvantageous to the minority shareholders of the Company.  If the Company conducts the Merger after the Tender Offer, the Company will request the third-party committee to make an opinion as to whether the consummation of the Merger is not disadvantageous to minority shareholders

10.	Outline of Offer by the Tender Offeror

Please refer to the attached material (“Commencement of Tender Offer for Shares of SECOM TECHNO SERVICE CO., LTD., Our Listed Subsidiary”) published today by the Tender Offeror.

All the procedures for the Tender Offer will be conducted in Japanese, unless provided for otherwise.  All or part of the documents for the Tender Offer will be prepared in English; provided, however, that, if any discrepancy arises between the English documents and Japanese documents, Japanese documents shall prevail.

(Attachment)
 “Commencement of Tender Offer for Shares of SECOM TECHNO SERVICE CO., LTD., Our Listed Subsidiary” dated February 8, 2011

This Tender Offer involves the securities of foreign companies.  The Tender Offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

[TRANSLATION]

February 8, 2011
To whom it may concern:

Company Name:  SECOM CO., LTD.
Name of Representative:  Shuji Maeda
President and Representative Director
Securities Code:  9735 TSE/OSE First Section
Inquiries:  Koji Kato
General Manager
Management Control Division
TEL:  +81-3-5775-8225

Commencement of Tender Offer for Shares of
SECOM TECHNO SERVICE CO., LTD., Our Listed Subsidiary

SECOM CO., LTD. (the “Company” or “Tender Offeror”) announced that it resolved, at a meeting of its Board of Directors held on February 8, 2011, to acquire shares of SECOM TECHNO SERVICE CO., LTD. (Securities Code: 1742, the Second Section of the Tokyo Stock Exchange; the “Target Company”) through a tender offer (the “Tender Offer”) as follows.

1.	Purpose of the Tender Offer

(1)	Overview of the Tender Offer

The Company currently owns 67.76% (8,800,000 shares) of the total number of issued shares of the Target Company (as of September 30, 2010: 12,987,000 shares), and the Target Company is a consolidated subsidiary of the Company.  The Company decided today to acquire all of the issued shares of the Target Company (excluding the treasury shares owned by the Target Company) through the Tender Offer for the purpose of operational integration with the Target Company.  With respect to the Tender Offer, no maximum or minimum number to be purchased is established.

According to the press release dated February 8, 2011, “Announcement Concerning Expression of Opinion in Favor of Tender Offer by SECOM CO., LTD., the Controlling Shareholder of the Company, for the Stock of the Company and Recommendation to Tender Shares” (the “Target Company’s Press Release”) published by the Target Company, the Target Company carefully discussed and considered the conditions relating to the Tender Offer, and concluded that the Tender Offer will be beneficial to the improvement of the value of the Target Company and to the interest of all shareholders of the Target Company, that the purchase price for the Tender Offer for shares of the Target Company (the “Tender Offer Price”) and other conditions relating to the Tender Offer are adequate, and that the Tender Offer provides all of the shareholders of the Target Company with an opportunity to sell their shares for a reasonable price.  Accordingly, the Target Company resolved, at a meeting of its Board of Directors held on February 8, 2011, to endorse the Tender Offer and to recommend that shareholders of the Target Company tender their shares in the Tender Offer.

(2)	Description of the Decision Making Process of the Implementation of the Tender Offer and the Management Policies subsequent to the Tender Offer

Since its establishment in 1962, the Company, as a pioneer in Japan’s security services market, has endeavored to contribute to society through its business activities, an approach that has enabled it to respond swiftly to society’s evolving needs for safety and security.  Beginning with the development in 1966 of an on-line security system, the Company has sought consistently to create and provide security systems that meet changing security needs such as an on-line home security system in 1981 and COCO-SECOM, a mobile security system for outdoor use, in 2001.  The Company and its affiliates (the “Group”) have ranked security services at the core of their business and have expanded their business to fire protection services, medical services, non-life insurance services, geographic information services, real estate development and sales, information and communication related and other services, to provide the society with more safety and security, convenience and comfort in life.  The Group intends to develop and provide unique services to establish a “Social System Industry” which purports to establish a social environment where anyone can live in safety and security anywhere and at any time through integration of various services of such industry.

In addition, the Group declared the slogan, “ALL SECOM,” in November 2010.  With the basic message to “Further rally all of the Group’s strength,” each and every employee of the Group has been actively working in order to maximize the strength of the Group by promoting greater cooperation than ever among the various businesses it has developed.

Meanwhile, the Target Company was spun-off from the Company and established as a subsidiary of the Company in 1970 for the purpose of contracting the installation of equipment for on-line security systems.  The Target Company is, in accordance with the core ideology it shares with the Company, engaged in numerous businesses, including building and equipment construction, engineering, condominium security systems and sales of security-related merchandise and non-life insurance, with a primary focus on installation of equipment for on-line security systems and maintenance of building equipment; it also supports the safety and security of buildings and homes.  The Target Company became a listed company in 1999, with the intention of raising public confidence and name recognition, securing a broad range of outstanding human resources and improving employee moral, as well as securing sources of funding in the course of its management reform for the purpose of further business expansion.  The shares of the Target Company are currently listed on the Second Section of the Tokyo Stock Exchange, Inc.

The Target Company currently provides the following services and products to its customers:
(i)	installation of equipment for on-line security systems - installation relating to the establishment of systems with respect to the Company’s broad range of products for homes and businesses;
(ii)	building maintenance - providing building maintenance services, centered on building security;
(iii)	facility management - providing comprehensive management services with regards to information on building equipment;
(iv)	building equipment installation - installation of various equipment in new buildings and meeting customer request, such as renewal of existing equipment;
(v)	engineering - specialization in industrial equipment and support for manufacturing environment with particular emphasis on environmental protection;
(vi)	TECHNO On-call Center - operation of a call center that responds to request for repair or replacement of equipment in the event of malfunctions even during night hours and holidays;
(vii)	sales of condominium security systems - sales and installation of condominium security systems; and
(viii)	security-related merchandise and non-life insurance - handling of non-life insurance services and various security and contingency prevention products developed by the Group.

On-line security services, the core of the Group’s services, provide a system which uses various types of security equipment such as sensors installed at the customers’ buildings and premises to detect events, such as intrusions, fires and equipment malfunctions.  Sensors are linked to the Company’s control center via telecommunications circuits to enable remote monitoring around-the-clock.  Should an event be detected at customers’ premises, the relevant information is relayed to the control center, where staff dispatches emergency response personnel from the closest emergency response depot.  Control center staff also notifies the police or fire department if required while the emergency response personnel takes other appropriate measures.  The Group has established an integrated approach, in which the business of the Group includes research and development of security systems, manufacturing, sales, security planning, installation, 24 hours monitoring, emergency response services, construction modifications (such as the replacement, addition and removal of equipment) and equipment maintenance.

With respect to the on-line security services provided by the Group, since the Target Company is in charge of installation and modification relating to the establishment of on-line security systems, it plays an important role with respect to the quality maintenance of on-line security services after construction.  The Target Company has worked to improve its construction methods and techniques, etc. to uniformly advance quality nationwide; and has also worked to make the management of its construction and operations more efficient and to reduce administrative costs.  In addition, in the field of building maintenance (business relating to the inspection, maintenance and repair services for building equipment), the Target Company has developed inspection, maintenance and repair services for building equipment, including fire extinguishing systems, air conditioning systems and elevators, and has worked to expand its business.  As an operation policy for the fiscal year ending March 31, 2011, the Target Company adopted the slogan “Reform! TECHNO Reborn!” and has advanced the reform of its organization and consciousness.  As part of the measures of this operation policy, the Target Company has changed the organization of its head office from a traditional style of organization separated by operating departments to a more functional organization incorporating frameworks for marketing, operations and administration departments.  This change has allowed the Target Company to specify the roles and philosophies of these respective departments: (i) it has raised its awareness of “offense” by enhancing its marketing power, especially with respect to the inspection, maintenance and repair services of building equipment as described above; and at the same time, (ii) it has given the operations and administration departments a “defense” role for both its customers and the Target Company itself.  In addition to the foregoing, the Target Company has integrated the administration and operations of each operating department and thereby improved its efficiency.  With respect to the branch offices, by utilizing each organization that corresponds to the Company’s respective regional headquarters as the basic framework and by making full use of the Group’s marketing power, the Target Company has organized its branch offices in order to be capable of enhancing synergy within the Group.  Also, the Target Company aims to achieve high levels of trust and confidence from its customers and society, and to expand its business by providing higher quality operations and services than ever, in accordance with the objective of “ALL SECOM.”

While the Company and the Target Company share business strategies as a group, and have implemented various measures as described above, today’s rapidly changing society has growing needs for safety and security, and the meaning of such needs is becoming increasingly diverse and sophisticated.  Evolving social imperatives, changing patterns of criminal behavior, technological advances and improvements in the social infrastructure are among the many factors that influence the constantly evolving needs of customers for safety and security.  The Company acknowledges that the security services market is keeping pace with these changes and is continuing to expand its market due to the social needs for safety and security.  In addition, the Company believes that there is a demand for the Group to provide buildings, facilities and related technical innovations, as well as new services to deal therewith, all with an emphasis on the environment.  Furthermore, as specific measures of “ALL SECOM,” the Company has been considering: (i) conducting a review of the composition of the Group companies, taking into account their functions and the background of their foundation; (ii) conducting an optimum allocation of resources; and (iii) how to provide customers with the best services.  The Company believes that, in order to keep pace with a rapidly changing society and conduct an optimum allocation of the Group’s resources, rather than the conventional framework of independent security, installation and facility maintenance departments, the establishment of a framework where, from research and development to the provision of respective services, are conducted by consistent decision-making and comprehensive business development is required.

In light of these circumstances, the Company and the Target Company have conducted consultations and held discussions repeatedly since around December 2010 concerning measures aimed at further increasing the value of the Group.  As a result, the Company and the Target Company have reached the conclusion that the realization of maximum synergy and the acceleration of efforts towards the establishment of the Social System Industry, by means of conducting management integration through the Tender Offer and subsequent transactions, would be invaluable, not only to the expansion of the value of the Target Company, but also to the expansion of the value of the Group as a whole.  In addition, the Target Company also believes that the Tender Offer and subsequent operational integration will bring synergy with respect to the following points, and therefore, have sufficient strategic significance:

(i)
Integration of the development department (Development Center) and the department in charge of construction field (system technology department) of the Company with the construction department of the Target Company is expected to increase the quality of the relevant services, and will allow issues concerning the implementation of construction to be fed back promptly to product development;

(ii)
With respect to building maintenance services, cooperation between the control center of the Company and the on-call center of the Target Company will be increased; therefore, agile building maintenance services and further differentiation will be possible;

(iii)	Speed of decision-making and strategy implementation will be accelerated;
(iv)	Integration of the marketing department of the Company and that of the Target Company will enable mobile and flexible development of marketing, including mutual utilization of marketing channels;
(v)
Optimization of management resources of the Group as a whole, including the effective utilization of human resources with respect to product development, marketing and functions of the head office, will be possible; and

(vi)
Reduction of financial burdens, such as costs for maintaining a listing on an exchange, and the elimination of a potential conflict of interest in relation to the parent-subsidiary listing will be achieved.

As a result, the Company resolved to commence the Tender Offer for the purpose of operational integration with the Target Company at the meeting of the Company’s Board of Directors held on February 8, 2011.

After integrating with the Target Company, the Company will maintain the Target Company’s organizational structure, emphasizing its autonomy as the installation related department focusing mainly on the installation of equipment relating to the establishment of on-line security systems, and as the building maintenance department.  The Company will also pay careful attention to business administration, making full use of the special characteristics of the installation business and its operational and structural advantages, and seek to enhance the security service business, which is the core business of the Group.  Additionally, the Company will seek to further improve the quality of the installation business and building maintenance business.

(3)	Measures to Ensure the Fairness of the Tender Offer such as Measures to Ensure the Fairness of the Tender Offer Price and Measures to Avoid Conflicts of Interest

Taking into consideration the fact that the Target Company is the Company’s consolidated subsidiary as of today and the fact that there are continuing business and personnel relationships between the Company and the Target Company, the Company and the Target Company have implemented the measures set forth below to ensure the fairness of the Tender Offer such as measures to ensure the fairness of the Tender Offer Price and measures to avoid conflicts of interest.

The Company was not involved in the decision making process of the Target Company, such as the resolutions of the Board of Directors of the Target Company regarding the Tender Offer.

(i)	Procurement of a Valuation Report from an Independent, Third-Party Valuation Institution

In order to ensure the fairness of the Tender Offer Price, when determining the Tender Offer Price, the Company used as a reference a share valuation report (the “Valuation Report”; valuation base date: February 4, 2011) that was submitted on February 7, 2011 by Nomura Securities Co., Ltd. (“Nomura Securities”), the financial advisor acting as a third-party valuation institution independent from the Company and from the Target Company (The Company has not received the valuation concerning the Tender Offer Price’s fairness (the “Fairness Opinion”) from Nomura Securities).  The methods used by Nomura Securities were the average market price analysis, the comparable company analysis, and the discounted cash flow analysis (the “DCF Analysis”); the per share value of common stock of the Target Company calculated based on each of the foregoing methods is set forth below.

(a)	Average Market Price Analysis: 2,558 yen to 2,849 yen

Based on the average market price analysis, using February 4, 2011 as the base date, the per share value of common stock of the Target Company has been determined to be 2,558 yen to 2,849 yen, based on the respective average closing prices for the most recent six-month, three-month, one-month and one-week periods, and the closing price on the record date of the shares of common stock of the Target Company (2,558 yen, 2,632 yen, 2,761 yen, 2,757 yen and 2,849 yen, respectively.  Each average closing price is rounded to the nearest whole number) on the Second Section of the Tokyo Stock Exchange.

(b)	Comparable Company Analysis: 1,977 yen to 2,893 yen

Based on the comparable company analysis, the value of the shares of the Target Company was evaluated by comparing the stock market prices and financial indicators that show profitability, etc., of those listed companies that are engaged in businesses relatively similar to the Target Company’s, and the per share value of common stock of the Target Company has been determined to be 1,977 yen to 2,893 yen.

(c)	DCF Analysis: 3,072 yen to 4,918 yen

The DCF Analysis is a method of analyzing the corporate value of the Target Company and the value of the shares of the Target Company by discounting the Target Company’s future free cash flow projections to the present value using a specific discount rate based on projected earnings and its investment plans set forth in the Target Company’s business plans, interviews with the Target Company’s management, publicly disclosed information and various other factors, etc.  Based on this method, the per share value of common stock of the Target Company has been determined to be 3,072 yen to 4,918 yen.

The Company determined that the Tender Offer Price be 3,500 yen, based on the nature and results of each of the valuation methods set forth in the Valuation Report received from Nomura Securities and the results of negotiations and discussions with the Target Company and other factors, and by comprehensively taking into account various factors such as (i) examples of actual premium amounts offered when determining the purchase price in cases where tender offers of shares and other securities were conducted by non-issuers in the past, (ii) the obtaining of the endorsement of the Tender Offer by the Target Company’s Board of Directors, (iii) market trends of the price of the shares of common stock of the Target Company and (iv) the projection on the number of shares expected to be tendered in the Tender Offer.

The Tender Offer Price of 3,500 yen per share represents a premium of (i) 24.1% (rounded to the first decimal place; the same shall apply to indications of percentages hereinafter in this paragraph) over the closing price of the shares of common stock of the Target Company of 2,820 yen in ordinary trading on the Second Section of the Tokyo Stock Exchange on February 7, 2011, which is the day immediately preceding the day on which the Company announced the commencement of the Tender Offer, (ii) 27.2% over the simple average closing price of 2,751 yen (rounded to the nearest whole number; the same shall apply to indications of prices in yen hereinafter in this paragraph) in ordinary trading in the previous one-month period (from January 11, 2011 to February 7, 2011, both days inclusive), (iii) 32.6% over the simple average closing price of 2,639 yen in ordinary trading in the previous three-month period (from November 8, 2010 to February 7, 2011, both days inclusive) or (iv) 36.7% over the simple average closing price of 2,560 yen in ordinary trading in the previous six-month period (from August 9, 2010 to February 7, 2011, both days inclusive).

(ii)	Procurement of a Valuation Report by the Target Company

According to the Target Company’s Press Release, in determining its opinion on the Tender Offer, the Target Company has engaged Deloitte Touche Tohmatsu LLC (“Tohmatsu”), a third-party appraiser independent of the Company and the Target Company, to calculate the per share value of common stock of the Target Company, and as of February 7, 2011, the Target Company received a share valuation report from Tohmatsu.  The Target Company has not obtained from Tohmatsu any opinion on the fairness of the Tender Offer Price (a fairness opinion).

According to the Target Company’s Press Release, the share valuation report of Tohmatsu analyzed the value of the shares using the market value method and the DCF Analysis.  Under the market value method, taking February 4, 2011 as the base date, the range of the per share value of common stock of the Target Company was analyzed to be between 2,565 yen to 2,761 yen, based on the average closing prices of the shares of common stock of the Target Company on the Second Section of the Tokyo Stock Exchange during the six-month period (2,565 yen, rounded to the whole number), three-month period (2,652 yen, rounded to the whole number) and one-month period (2,761 yen, rounded to the whole number) immediately preceding the base date.  Under the DCF Analysis, the range of the per share value of the common stock of the Target Company was analyzed to be between 3,383 yen and 3,685 yen, by way of discounting the Target Company’s future cash flow, which was calculated on the basis of its business plan, to its present value at a certain discount rate.  The Target Company’s business plan does not expect any substantial increase or decrease in its profits.

According to the Target Company, Tohmatsu, a third-party appraiser, does not constitute a related party of the Company or of the Target Company, and has no disclosable material interest in the Tender Offer.

(iii)	Establishment of Independent Third-party Committee

According to the Target Company, with the objective of eliminating arbitrary decision-making and ensuring fairness, transparency and objectivity of the Target Company’s decision-making process, the Target Company established a third-party committee consisted of three outside experts independent of the Company and the Target Company, namely, Mr. Shinsuke Hasegawa (certified public accountant, Hasegawa Certified Public Accountant Office), Mr. Naobumi Morita (certified public accountant and tax accountant, Morita Accounting Office) and Mr. Akito Takahashi (attorney-at-law, Takahashi & Katayama).  Upon the adoption of its resolution to do so, the Board of Directors of the Target Company requested the third-party committee to advise the Board of Directors as to whether (a) the Tender Offer and the subsequent proposed transactions to make the Target Company a wholly-owned subsidiary or the restructuring by the Company would contribute to the enhancement of the Target Company’s corporate value; (b) the fairness of the terms of the Tender Offer and of the subsequent proposed transactions to make the Target Company a wholly-owned subsidiary has been ensured; (c) sufficient consideration has been given to the shareholders’ interests through due process of the Tender Offer and the subsequent proposed transactions to make the Target Company a wholly-owned subsidiary; and (d) the Tender Offer and the subsequent proposed transactions to make the Target Company a wholly-owned subsidiary are not disadvantageous to the minority shareholders of the Target Company.

According to the Target Company, the third-party committee held a total of five meetings to consider the above-mentioned matters for which its advice was sought.  In the course of such consideration, the third-party committee received from the Target Company an explanation on the terms of the Company’s offer, the purpose of the procedures to be followed after the Tender Offer as described in “(4) Policy on Matters including Organizational Restructuring after the Tender Offer (Matters concerning the so-called Two-Step Merger)” below and specifically how such procedures could enhance the corporate value of the Target Company.  A similar explanation was given by the Tender Offeror as well.  In addition, the third-party committee considered the share valuation report on the shares that Tohmatsu had submitted to the Target Company and received from Tohmatsu an explanation on the valuation of the shares.  Furthermore, the third-party committee received from Anderson Mori & Tomotsune, legal adviser to the Target Company, an explanation of the Tender Offer and a series of subsequent procedures.  On February 7, 2011, based on such considerations, the third-party committee submitted to the Board of Directors of the Target Company a written report to the effect that (a) the Tender Offer and the subsequent proposed transactions to make the Target Company a wholly-owned subsidiary or the restructuring by the Tender Offeror would contribute to the enhancement of the Target Company’s corporate value; (b) the fairness of the terms of the Tender Offer and of the subsequent proposed transactions to make the Target Company a wholly-owned subsidiary has been ensured; (c) sufficient consideration has been given to the shareholders’ interests through due process of the Tender Offer and the subsequent proposed transactions to make the Target Company a wholly-owned subsidiary; and (d) the Tender Offer and the subsequent proposed transactions to make the Target Company a wholly-owned subsidiary are not disadvantageous to the minority shareholders of the Target Company.

(iv)	Advice from Independent Law Firm

According to the Target Company’s Press Release, for the purpose of ensuring fairness and adequacy of the decision-making by the Board of Directors of the Target Company, the Target Company has appointed Anderson Mori & Tomotsune as its legal adviser independent of the Company and the Target Company, and has obtained legal advice regarding the method and process of the Target Company’s decision-making on the Tender Offer.

(v)	Approval by Disinterested Directors and Corporate Auditors

According to the Target Company’s Press Release, in view of the share valuation report of Tohmatsu, the legal advice from Anderson Mori & Tomotsune, the third-party committee’s report and other related materials, the Target Company carefully considered various terms of the Tender Offer.  As a result, the Target Company determined that the Tender Offer would be beneficial from the perspective of enhancement of the Target Company’s corporate value and the shareholders’ common interests, that the Tender Offer Price and other terms of the Tender Offer are appropriate and that the Tender Offer would provide the shareholders of the Target Company with an opportunity to sell their shares at a reasonable price, and at the meeting of the Board of Directors of the Target Company held today, which was attended by all directors, the directors present unanimously approved the Tender Offer and resolved to recommend that the shareholders of the Target Company tender their shares in the Tender Offer.  In addition, the corporate auditors who attended the said meeting of the Board of Directors, other than Messrs. Mutsuto Nakano and Koji Ono who were absent due to the reason described below, expressed their opinion that they have no objection to the Board of Directors of the Target Company expressing its approval of the Tender Offer and resolving to recommend that the shareholders of the Target Company tender their shares in the Tender Offer.

According to the Target Company, from among the corporate auditors of the Target Company, Messrs. Mutsuto Nakano and Koji Ono, who are advisers to the Tender Offeror, did not participate in the discussions on the Tender Offer at the meeting of the Board of Directors of the Target Company and refrained from expressing their opinion on the above-mentioned resolution in order to prevent any conflict of interest.  As described in “(4) Policy on Matters including Organizational Restructuring after the Tender Offer(Matters concerning the so-called Two-Step Merger)” below, the Company will, after the Tender Offer, conduct the Straight Merger (as defined in (4) below) or the merger wherein the Target Company, which shall have been made a wholly-owned subsidiary of the Company, is to be absorbed into the Company.  The Target Company’s incumbent officers and the Target Company have not made any agreement with the Company regarding the appointment of such incumbent officers as officers of the Company after such merger.

(vi)	Relatively Long Tender Offer Period

Pursuant to applicable laws and regulations, the period for a tender offer is required to be at least 20 business days; the Company has, by causing the period for the Tender Offer to be relatively long (i.e., 30 business days), ensured the fairness of the Tender Offer Price by enabling all of the Target Company’s shareholders to have sufficient opportunity to consider and decide whether or not to tender their shares in the Tender Offer, and that an opportunity for other offerors, if any, to commence a tender offer for the Target Company’s shares has been secured.

Furthermore, the Company and the Target Company have not made any agreement that would restrict offerors other than the Company to make contacts or engage in other activities with the Target Company in the case where such other offeror emerges.

(4)	Policy on Matters including Organizational Restructuring after the Tender Offer (Matters concerning the so-called Two-Step Merger)

The Company intends to conduct an absorption-type merger (the “Straight Merger”) after the Tender Offer, with the Company being the surviving company and the Target Company being the absorbed company.

Specifically, if the Company cannot acquire all the issued shares of the Target Company (excluding the shares of the Target Company held by the Company and treasury shares held by the Target Company) through the Tender Offer, the Company intends to deliver its shares as consideration for the Target Company’s shares which have not been tendered in response to the Tender Offer (excluding those held by the Company and the Target Company) in the Straight Merger, and the shareholders of the Target Company to whom one (1) or more shares of the Company’s shares are allotted will become the Company’s shareholders.  The Straight Merger will be conducted in the form of a simplified merger (kanni-gappei), pursuant to the provisions of Article 796, Paragraph 3 of the Companies Act, without obtaining the approval at a shareholders’ meeting of the Company.  In addition, if, as the result of the Tender Offer, the Straight Merger meets the requirements for a short-form merger (ryakushiki-gappei), as provided in Article 784, Paragraph 1 of the Companies Act, the Straight Merger may be conducted as a short-form merger without obtaining the approval at a shareholders’ meeting of the Target Company.  In the case where the Straight Merger is conducted after obtaining the resolution for approval at the shareholders’ meeting of the Target Company, the Company will request the Target Company to propose the agenda relating to the Straight Merger to be approved at the general shareholders’ meeting which will be held in June 2011, with the last day of March 2011 being the record date therefor.

The merger ratio for the Straight Merger will be finally determined upon consultations between the Company and the Target Company after the completion of the Tender Offer with due consideration given to the interests of the respective shareholders of both the Company and the Target Company.  In determining the consideration (the Company’s shares; provided, however, that if fractions of less than one (1) share are to be allotted, a sales price equivalent to such fractional shares will be distributed pursuant to the Companies Act; the same shall apply hereinafter) to be received by the shareholders of the Target Company through the Straight Merger, the Target Company’s shares will be evaluated on the basis of the Tender Offer Price, unless the circumstances require otherwise.  Upon the Straight Merger, the shareholders of the Target Company, which will become the absorbed company, may exercise the right to request the Target Company to purchase their shares in accordance with the provisions of Articles 785 and 786 of the Companies Act and other applicable laws and regulations.  In such case, the purchase price would be finally determined by a competent court.

However, in the case where United States shareholders come to hold more than 10% of the Target Company’s shares (which will be calculated in accordance with the U.S. Securities Act of 1933; the “U.S. Securities Act”) after settlement of the Tender Offer and the Company becomes subject to the filing requirement of a registration statement under the U.S. Securities Act as a result of implementing the Straight Merger, the Company intends, by the methods explained below, to conduct an absorption-type merger (instead of conducting the Straight Merger immediately after the Tender Offer as explained above) by making the Company the surviving company and the Target Company the absorbed company, after making the Target Company its wholly owned subsidiary (the “Two-Step Merger”).  In such case, no share of the Company will be delivered to the shareholders of the Target Company as referred to above.

Specifically, after the Tender Offer is completed, the Company intends to request, at the general shareholders’ meeting of the Target Company which will be held in June 2011, with the last day of March 2011 being the record date therefor (the “General Shareholders’ Meeting”), that the Target Company include the following three items in the agenda: (1) The Articles of Incorporation of the Target Company shall be partly amended to make the Target Company a corporation issuing class shares (shurui-kabushiki-hakkou-kaisha) under the Companies Act (“Agenda Item (1)”); (2) The Articles of Incorporation of the Target Company shall be partly amended to the effect that all of the shares of common stock issued by the Target Company shall be appended with a call provision (zenbu-shutoku-joko) (a provision regarding the matters set forth in Article 108, Paragraph 1, Item 7 of the Companies Act; hereinafter the same shall apply) (“Agenda Item (2)”); and (3) a different class of the Target Company’s shares shall be delivered by the Target Company in exchange for acquiring all such shares with the call provision of the Target Company (excluding treasury shares held by the Target Company) (“Agenda Item (3)”).

If the Target Company is made a corporation issuing class shares under the Companies Act on the condition that Agenda Item (1) above is approved at the General Shareholders’ Meeting, with respect to Agenda Item (2), pursuant to the provisions of Article 111, Paragraph 2, Item 1 of the Companies Act, it will be necessary, in addition to the resolution adopted at the General Shareholders’ Meeting referred to above, to have a resolution passed at a meeting of shareholders with class shares (the “Class Shareholders’ Meeting”), which consists of shareholders who hold the shares of common stock of the Target Company subject to the call provision.  For this purpose, the Company will also request the Target Company (i) to hold the Class Shareholders’ Meeting to include Agenda Item (2) above for partial amendment to the Articles of Incorporation and (ii) to designate, during the Tender Offer period, the last day of March 2011 as the record date which determines shareholders who will be entitled to exercise voting rights at the Class Shareholders’ Meeting, in order to hold the Class Shareholders’ Meeting on the same day as the General Shareholders’ Meeting.  Meanwhile, the Company intends to approve the respective agenda items above at the General Shareholders’ Meeting and the Class Shareholders’ Meeting.

If all of the above procedures are completed, all shares of common stock issued by the Target Company will be subject to the call provision and shall be wholly acquired by the Target Company (excluding treasury shares held by the Target Company) and a different class of the Target Company’s shares shall be delivered to such shareholders of the Target Company as consideration for such acquisition.  Shareholders of the Target Company who are to receive fractions of less than one (1) share of such different class of the Target Company’s shares will receive cash obtained through a sale of the different class of the Target Company’s shares that correspond to the sum of all such fractions (including the purchase of a whole, or a part, of the sum of such fractions by the Target Company) (fractions of the aggregate number will be truncated) in accordance with the provisions of Article 234 of the Companies Act and other applicable laws and regulations.  The selling price of the different class of the Target Company’s shares corresponding to the sum of all such fractions (and the cash amount to be delivered to each of the shareholders entitled thereto, resulting from the sale of the aggregate number of such fractions) is expected to be calculated on the basis of the Tender Offer Price, unless the circumstances require otherwise.  Although the class and number of shares of the Target Company that are to be delivered as consideration for the acquisition of shares of the Target Company subject to the call provision have not been determined as of today, the Company intends to request that the Target Company determine that the shares that must be delivered to shareholders who have not tendered their shares in the Tender Offer, other than the Company, shall be limited to such fractions of the different class of shares of the Target Company for the purpose of enabling the Company to hold all the issued shares of the Target Company (excluding treasury shares held by the Target Company).

As provisions to protect the rights of minority shareholders in connection with the above respective procedures, the Companies Act provides that (i) in the case where the Articles of Incorporation are partly amended to the effect that all shares of common stock issued by the Target Company shall be subject to the call provision as stated in Agenda Item (2) above, any shareholder may request the Target Company to purchase his/her shares in accordance with Articles 116 and 117 of the Companies Act and other applicable laws and regulations, and that (ii) in the case where acquisition of all the shares subject to the call provision, as described in Agenda Item (3) above, has been resolved at a shareholders’ meeting, any shareholder may file a petition for determination of a price for the acquisition in accordance with Article 172 of the Companies Act and other applicable laws and regulations.  The purchase price and the acquisition price per share under (i) and (ii) above would be finally determined by a competent court.

As a final step, the Company intends to conduct an absorption-type merger, making the Company the surviving company and the Target Company the absorbed company, after the Target Company has become the Company’s wholly owned subsidiary as a result of implementing the above procedures.

With regard to the above procedures, there is a possibility that the Company may request the Target Company to conduct another method that would have similar effects, depending on such factors as the Company’s holding status of the Target Company’s shares after the Tender Offer, the holding status of the Target Company’s shares by shareholders other than the Company, or the interpretation of the competent authorities on the applicable laws and regulations (including the U.S. Securities Act) or the like and such steps may require some time.  Even in such case, the Company intends, as a final step, to conduct an absorption-type merger, making the Company the surviving company and the Target Company the absorbed company.  The resulting consideration to be delivered to the Target Company’s shareholders in such process is also expected to be calculated on the basis of the price equivalent to the Tender Offer Price, unless the circumstances require otherwise.

This Tender Offer is not intended to be a solicitation for the shareholders of the Company and the Target Company to exercise their voting rights at the General Shareholders’ Meeting and the Class Shareholders’ Meeting.  For the taxation treatment in the respective procedures described above, please consult tax professionals on shareholders’ own responsibility.

(5)	Prospects for Delisting and Reasons Therefore

Shares of common stock of the Target Company are currently listed on the Second Section of the Tokyo Stock Exchange.  Because the Company does not established the maximum number of shares to be purchased through the Tender Offer, depending on the results of the Tender Offer, it is possible that shares of common stock of the Target Company will be delisted after the specified procedures are completed pursuant to the delisting standards of the Tokyo Stock Exchange.  Further, even if the applicable criteria for delisting are not met upon the completion of the Tender Offer, the Company plans to conduct the Straight Merger, or to conduct the Two-Step Merger, by implementing all of the procedures described in “(4) Policy on Matters including Organizational Restructuring after the Tender Offer (Matters concerning the so-called Two-Step Merger)” above.  Therefore, if such procedures are implemented, shares of common stock of the Target Company will be delisted after the specified procedures are completed pursuant to the delisting standards of the Tokyo Stock Exchange.  After the delisting, it will be impossible to trade shares of common stock of the Target Company on the Tokyo Stock Exchange.

(6)	Matters Concerning Material Agreements between the Tender Offeror and Shareholders of the Target Company on the Tender in the Tender Offer

Not applicable.

2.	Description of the Tender Offer

(1)	Description of the Target Company

a.	Name	SECOM TECHNO SERVICE CO., LTD.
b.	Address	6-11, Yayoicho 5-chome, Nakano-ku, Tokyo
c.	Name and Title of Representative	Representative Director and President, Seiji Sakamoto
d.	Business Description
(i) Construction of on-line security systems and maintenance of building equipment, (ii) design, construction, maintenance and operation of various building equipment and (iii) sale and construction of condominium security systems

e.	Capital	2,357,810,000 yen (as of September 30, 2010)
f.	Date of Establishment	May 21, 1970
g.	Major Shareholders and Shareholding Ratio (as of September 30, 2010) (Note)	SECOM CO., LTD.	67.76%
		BBH FOR FIDELITY LOW-PRICED STOCK FUND (Standing Proxy: The Bank of Tokyo-Mitsubishi UFJ, Ltd.)	9.99%
Employee Stock Ownership Plan (jugyoin-mochikabu-kai) of SECOM TECHNO SERVICE CO., LTD.	2.08%
Client Stock Ownership Plan (torihikisaki-mochikabu-kai) of SECOM TECHNO SERVICE CO., LTD.	1.49%
Northern Trust Company (AVFC) Sub-account British Client (Standing Proxy: The Hongkong and Shanghai Banking Corporation Limited, Tokyo Branch)	1.36%
Goldman Sachs and Company Regular Account (Standing Proxy: Goldman Sachs Japan, Co., Ltd.)	1.15%
Satoshi Noda	0.39%
CBNY-DFA INVESTMENT TRUST COMPANY-JAPANESE SMALL COMPANY SERIES (Standing Proxy: Citibank Japan Ltd.)	0.28%
CMBL S.A. Re Mutual Funds (Standing Proxy: Settlement & Clearing Services Division, Mizuho Corporate Bank, Ltd.)	0.27%
Japan Trustee Services Bank, Ltd. (Trust Account)	0.23%

h.	Relationship between the Company and the Target Company	Capital Relationship	The Company currently owns 67.76% of the total number of issued shares of the Target Company and the Target Company is a consolidated subsidiary of the Company.
Personnel Relationship
The persons below have two offices of both the Company and the Target Company.
Corporate Adviser of the Company, Mutsuto Nakano (Corporate Auditor of the Target Company)
Corporate Adviser of the Company, Koji Ono (Corporate Auditor of the Target Company)
In addition, 65 employees of the Company have been seconded to the Target Company, and 17 employees of the Target Company have been seconded to the Company.

Transactional Relationship
The Company receives services from the Target Company relating to installation of equipment for on-line security services, inspection, maintenance and operation of buildings and equipment overall and other maintenance services, and sells security related merchandise such as condominium security systems to the Target Company.

Related Party Relationship	The Target Company is a consolidated subsidiary of the Company, and therefore, is a related party of the Company.
(Note)	The shareholding ratio is the ratio of shares held by each shareholder to the total number of issued shares of the Target Company.

(2)	Schedule of the Tender Offer
a.	Schedule
Meeting of the Board of Directors	Tuesday, February 8, 2011
Date of Public Notice regarding the Commencement of the Tender Offer
Wednesday, February 9, 2011
Electronic public notice will be made and a notice in respect of such electronic public notice will be published in The Nihon Keizai Shimbun. (URL for the electronic public notice: http://info.edinet-fsa.go.jp/)

Filing Date of the Tender Offer Registration Statement	Wednesday, February 9, 2011

b.	Period for the Tender Offer Planned at the time of the Filing of the Registration Statement
From Wednesday, February 9, 2011 through Thursday, March 24, 2011 (30 business days in Japan) (the “Tender Offer Period”)

c.	Possible Extension of the Tender Offer Period Based on the Target Company’s Request
Not applicable.

(3)	Purchase Price for the Tender Offer
3,500 yen per share of common stock

(4)	Basis of Calculation of Purchase Price for the Tender Offer
a.	Basis of Calculation

In order to ensure the fairness of the Tender Offer Price, when determining the Tender Offer Price, the Company used as a reference the Valuation Report that was submitted on February 7, 2011 by Nomura Securities, the financial advisor acting as a third-party valuation institution independent from the Company and from the Target Company (The Company has not received the valuation concerning the Tender Offer Price’s fairness (the “Fairness Opinion”) from Nomura Securities).  The methods used by Nomura Securities were the average market price analysis, the comparable company analysis, and the DCF Analysis; the per share value of common stock of the Target Company calculated based on each of the foregoing methods is set forth below.

(a)	Average Market Price Analysis: 2,558 yen to 2,849 yen

Based on the average market price analysis, using February 4, 2011 as the base date, the per share value of common stock of the Target Company has been determined to be 2,558 yen to 2,849 yen, based on the respective average closing prices for the most recent six-month, three-month, one-month and one-week periods, and the closing price on the record date of the shares of common stock of the Target Company (2,558 yen, 2,632 yen, 2,761 yen, 2,757 yen and 2,849 yen, respectively.  Each average closing price is rounded to the nearest whole number) on the Second Section of the Tokyo Stock Exchange.

(b)	Comparable Company Analysis: 1,977 yen to 2,893 yen

Based on the comparable company analysis, the value of the shares of the Target Company was evaluated by comparing the stock market prices and financial indicators that show profitability, etc., of those listed companies that are engaged in businesses relatively similar to the Target Company’s, and the per share value of common stock of the Target Company has been determined to be 1,977 yen to 2,893 yen.

(c)	DCF Analysis: 3,072 yen to 4,918 yen

The DCF Analysis is a method of analyzing the corporate value of the Target Company and the value of the shares of the Target Company by discounting the Target Company’s future free cash flow projections to the present value using a specific discount rate based on projected earnings and its investment plans set forth in the Target Company’s business plans, interviews with the Target Company’s management, publicly disclosed information and various other factors, etc.  Based on this method, the per share value of common stock of the Target Company has been determined to be 3,072 yen to 4,918 yen.

The Company determined that the Tender Offer Price be 3,500 yen, based on the nature and results of each of the valuation methods set forth in the Valuation Report received from Nomura Securities and the results of negotiations and discussions with the Target Company and other factors, and by comprehensively taking into account various factors such as (i) examples of actual premium amounts offered when determining the purchase price in cases where tender offers of shares and other securities were conducted by non-issuers in the past, (ii) the obtaining of the endorsement of the Tender Offer by the Target Company’s Board of Directors, (iii) market trends of the price of the shares of common stock of the Target Company, and (iv) the projection on the number of shares expected to be tendered in the Tender Offer.

The Tender Offer Price of 3,500 yen per share represents a premium of (i) 24.1% (rounded to the first decimal place; the same shall apply to indications of percentages hereinafter in this paragraph) over the closing price of the shares of common stock of the Target Company of 2,820 yen in ordinary trading on the Second Section of the Tokyo Stock Exchange on February 7, 2011, which is the day immediately preceding the day on which the Company announced the commencement of the Tender Offer, (ii) 27.2% over the simple average closing price of 2,751 yen (rounded to the nearest whole number; the same shall apply to indications of prices in yen hereinafter in this paragraph) in ordinary trading in the previous one-month period (from January 11, 2011 to February 7, 2011, both days inclusive), (iii) 32.6% over the simple average closing price of 2,639 yen in ordinary trading in the previous three-month period (from November 8, 2010 to February 7, 2011, both days inclusive) or (iv) 36.7% over the simple average closing price of 2,560 yen in ordinary trading in the previous six-month period (from August 9, 2010 to February 7, 2011, both days inclusive).

b.	Background of Calculation
(Process to determine the Tender Offer Price)

While the Company and the Target Company share business strategies as a group, and have implemented various measures, today’s rapidly changing society has growing needs for safety and security, and the meaning of such needs is becoming increasingly diverse and sophisticated.  Evolving social imperatives, changing patterns of criminal behavior, technological advances and improvements in the social infrastructure are among the many factors that influence the constantly evolving needs of customers for safety and security.  The Company acknowledges that the security services market is keeping pace with these changes and is continuing to expand its market due to the social needs for safety and security.  In addition, the Company believes that there is a demand for the Group to provide buildings, facilities and related technical innovations, as well as new services to deal therewith, all with an emphasis on the environment.  Furthermore, as specific measures of “ALL SECOM,” the Company has been considering: (i) conducting a review of the composition of the Group companies, taking into account their functions and the background of their foundation; (ii) conducting an optimum allocation of resources; and (iii) how to provide customers with the best services.  The Company believes that, in order to keep pace with a rapidly changing society and conduct an optimum allocation of the Group’s resources, rather than the conventional framework of independent security, installation and facility maintenance departments, the establishment of a framework where, from research and development to the provision of respective services, are conducted by consistent decision-making and comprehensive business development is required.

In light of these circumstances, the Company and the Target Company have conducted consultations and held discussions repeatedly since around December 2010 concerning measures aimed at further increasing the value of the Group.  As a result, the Company and the Target Company have reached the conclusion that the realization of maximum synergy and the acceleration of efforts towards the establishment of the Social System Industry, by means of conducting management integration through the Tender Offer and subsequent transactions, would be invaluable, not only to the expansion of the value of the Target Company, but also to the expansion of the value of the Group as a whole.  Therefore, the Company decided to commence the Tender Offer, and through the process described below, determined the Tender Offer Price.

(a)	Name of the Third-Party from which the Company received the Opinion in the Process of Calculation

In determining the Tender Offer Price, the Company requested Nomura Securities, the financial advisor acting as a third-party valuation institution independent from the Company and from the Target Company, to calculate the value of the shares of the Target Company, and the Company received the Valuation Report from Nomura Securities on February 7, 2011.

(b)	Summary of the Opinion

Nomura Securities calculated the value of the shares of the Target Company by using the average market price analysis, the comparable company analysis, and the DCF analysis; the per share value of common stock of the Target Company calculated based on each of the foregoing methods is set forth as follows.

Average Market Price Analysis: 2,558 yen to 2,849 yen
Comparable Company Analysis: 1,977 yen to 2,893 yen
DCF Analysis: 3,072 yen to 4,918 yen

(c)	Process to determine the Tender Offer Price based on the Opinion

The Company ultimately determined at the meeting of the Board of Directors held on February 8, 2011 that the Tender Offer Price shall be 3,500 yen, based on the nature and results of each of the valuation methods set forth in the Valuation Report received from Nomura Securities and the results of negotiations and discussions with the Target Company and other factors, and by comprehensively taking into account various factors such as (i) examples of actual premium amounts offered when determining the purchase price, etc. in cases where tender offers of shares and other securities were conducted by non-issuers in the past, (ii) the obtaining of the endorsement of the Tender Offer by the Target Company’s Board of Directors, (iii) market trends of the price of the shares of common stock of the Target Company and (iv) the projection on the number of shares expected to be tendered in the Tender Offer.

(Measures to Ensure the Fairness of the Tender Offer such as Measures to Ensure the Fairness of the Tender Offer Price and Measures to Avoid Conflicts of Interest)

Taking into consideration the fact that the Target Company is the Company’s consolidated subsidiary as of today and the fact that there are continuing business and personnel relationships between the Company and the Target Company, the Company and the Target Company have implemented the measures set forth below to ensure the fairness of the Tender Offer such as measures to ensure the fairness of the Tender Offer Price and measures to avoid conflicts of interest.

The Company was not involved in the decision making process of the Target Company, such as the resolutions of the Board of Directors of the Target Company regarding the Tender Offer.

(a)	Procurement of a Valuation Report from an Independent, Third-Party Valuation Institution

In order to ensure the fairness of the Tender Offer Price, when determining the Tender Offer Price, the Company used as a reference the Valuation Report that was submitted on February 7, 2011 by Nomura Securities, the financial advisor acting as a third-party valuation institution independent from the Company and from the Target Company.

(b)	Procurement of a Valuation Report by the Target Company

According to the Target Company’s Press Release, in determining its opinion on the Tender Offer, the Target Company has engaged Tohmatsu, a third-party appraiser independent of the Company and the Target Company, to calculate the per share value of common stock of the Target Company, and as of February 7, 2011, the Target Company received a share valuation report from Tohmatsu.  The Target Company has not obtained from Tohmatsu any opinion on the fairness of the Tender Offer Price (a fairness opinion).

According to the Target Company’s Press Release, the share valuation report of Tohmatsu analyzed the value of the shares using the market value method and the DCF Analysis.  Under the market value method, taking February 4, 2011 as the base date, the range of the per share value of common stock of the Target Company was analyzed to be between 2,565 yen to 2,761 yen, based on the average closing prices of the shares of common stock of the Target Company on the Second Section of the Tokyo Stock Exchange during the six-month period (2,565 yen, rounded to the whole number), three-month period (2,652 yen, rounded to the whole number) and one-month period (2,761 yen, rounded to the whole number) immediately preceding the base date.  Under the DCF Analysis, the range of the per share value of the common stock of the Target Company was analyzed to be between 3,383 yen and 3,685 yen, by way of discounting the Target Company’s future cash flow, which was calculated on the basis of its business plan, to its present value at a certain discount rate.  The Target Company’s business plan does not expect any substantial increase or decrease in its profits.

According to the Target Company, Tohmatsu, a third-party appraiser, does not constitute a related party of the Company or of the Target Company, and has no disclosable material interest in the Tender Offer.

(c)	Establishment of Independent Third-party Committee

According to the Target Company, with the objective of eliminating arbitrary decision-making and ensuring fairness, transparency and objectivity of the Target Company’s decision-making process, the Target Company established a third-party committee consisted of three outside experts independent of the Company and the Target Company, namely, Mr. Shinsuke Hasegawa (certified public accountant, Hasegawa Certified Public Accountant Office), Mr. Naobumi Morita (certified public accountant and tax accountant, Morita Accounting Office) and Mr. Akito Takahashi (attorney-at-law, Takahashi & Katayama).  Upon the adoption of its resolution to do so, the Board of Directors of the Target Company requested the third-party committee to advise the Board of Directors as to whether (a) the Tender Offer and the subsequent proposed transactions to make the Target Company a wholly-owned subsidiary or the restructuring by the Company would contribute to the enhancement of the Target Company’s corporate value; (b) the fairness of the terms of the Tender Offer and of the subsequent proposed transactions to make the Target Company a wholly-owned subsidiary has been ensured; (c) sufficient consideration has been given to the shareholders’ interests through due process of the Tender Offer and the subsequent proposed transactions to make the Target Company a wholly-owned subsidiary; and (d) the Tender Offer and the subsequent proposed transactions to make the Target Company a wholly-owned subsidiary are not disadvantageous to the minority shareholders of the Target Company.

According to the Target Company, the third-party committee held a total of five meetings to consider the above-mentioned matters for which its advice was sought.  In the course of such consideration, the third-party committee received from the Target Company an explanation on the terms of the Company’s offer, the purpose of the procedures to be followed after the Tender Offer as described in “1. Purpose of the Tender Offer (4) Policy on Matters including Organizational Restructuring after the Tender Offer (Matters concerning the so-called Two-Step Merger)” above and specifically how such procedures could enhance the corporate value of the Target Company.  A similar explanation was given by the Tender Offeror as well.  In addition, the third-party committee considered the share valuation report on the shares that Tohmatsu had submitted to the Target Company and received from Tohmatsu an explanation on the valuation of the shares.  Furthermore, the third-party committee received from Anderson Mori & Tomotsune, legal adviser to the Target Company, an explanation of the Tender Offer and a series of subsequent procedures.  On February 7, 2011, based on such considerations, the third-party committee submitted to the Board of Directors of the Target Company a written report to the effect that (a) the Tender Offer and the subsequent proposed transactions to make the Target Company a wholly-owned subsidiary or the restructuring by the Tender Offeror would contribute to the enhancement of the Target Company’s corporate value; (b) the fairness of the terms of the Tender Offer and of the subsequent proposed transactions to make the Target Company a wholly-owned subsidiary has been ensured; (c) sufficient consideration has been given to the shareholders’ interests through due process of the Tender Offer and the subsequent proposed transactions to make the Target Company a wholly-owned subsidiary; and (d) the Tender Offer and the subsequent proposed transactions to make the Target Company a wholly-owned subsidiary are not disadvantageous to the minority shareholders of the Target Company.

(d)	Advice from Independent Law Firm

According to the Target Company’s Press Release, for the purpose of ensuring fairness and adequacy of the decision-making by the Board of Directors of the Target Company, the Target Company has appointed Anderson Mori & Tomotsune as its legal adviser independent of the Company and the Target Company, and has obtained legal advice regarding the method and process of the Target Company’s decision-making on the Tender Offer.

(e)	Approval by Disinterested Directors and Corporate Auditors

According to the Target Company’s Press Release, in view of the share valuation report of Tohmatsu, the legal advice from Anderson Mori & Tomotsune, the third-party committee’s report and other related materials, the Target Company carefully considered various terms of the Tender Offer.  As a result, the Target Company determined that the Tender Offer would be beneficial from the perspective of enhancement of the Target Company’s corporate value and the shareholders’ common interests, that the Tender Offer Price and other terms of the Tender Offer are appropriate and that the Tender Offer would provide the shareholders of the Target Company with an opportunity to sell their shares at a reasonable price, and at the meeting of the Board of Directors of the Target Company held today, which was attended by all directors, the directors present unanimously approved the Tender Offer and resolved to recommend that the shareholders of the Target Company tender their shares in the Tender Offer.  In addition, the corporate auditors who attended the said meeting of the Board of Directors, other than Messrs. Mutsuto Nakano and Koji Ono who were absent due to the reason described below, expressed their opinion that they have no objection to the Board of Directors of the Target Company expressing its approval of the Tender Offer and resolving to recommend that the shareholders of the Target Company tender their shares in the Tender Offer.

According to the Target Company, from among the corporate auditors of the Target Company, Messrs. Mutsuto Nakano and Koji Ono, who are advisers to the Tender Offeror, did not participate in the discussions on the Tender Offer at the meeting of the Board of Directors of the Target Company and refrained from expressing their opinion on the above-mentioned resolution in order to prevent any conflict of interest.  As described in “1. Purpose of the Tender Offer (4) Policy on Matters including Organizational Restructuring after the Tender Offer (Matters concerning the so-called Two-Step Merger)” above, the Company will, after the Tender Offer, conduct the Straight Merger or the merger wherein the Target Company, which shall have been made a wholly-owned subsidiary of the Company, is to be absorbed into the Company.  The Target Company’s incumbent officers and the Target Company have not made any agreement with the Company regarding the appointment of such incumbent officers as officers of the Company after such merger.

(f)	Relatively Long Tender Offer Period

Pursuant to applicable laws and regulations, the period for a tender offer is required to be at least 20 business days; the Company has, by causing the period for the Tender Offer to be relatively long (i.e., 30 business days), ensured the fairness of the Tender Offer Price by enabling all of the Target Company’s shareholders to have sufficient opportunity to consider and decide whether or not to tender their shares in the Tender Offer, and that an opportunity for other offerors, if any, to commence a tender offer for the Target Company’s shares has been secured.

Furthermore, the Company and the Target Company have not made any agreement that would restrict offerors other than the Company to make contacts or engage in other activities with the Target Company, in the case where such other offeror emerges.

c.	Relationship with Valuation Institution
Nomura Securities is not a related party of the Company or the Target Company, nor does it have a material interest with respect to the Tender Offer.

(5)	Number of Shares to Be Purchased in the Tender Offer
Number to Be Purchased	Minimum Number to Be Purchased	Maximum Number to Be Purchased
4,182,798 shares	― shares	― shares
(Note 1)
Since no maximum number or minimum number of share to be purchased through the Tender Offer is established, the Company will purchase all the tendered shares.  The number of shares to be purchased is, the number of shares as described in the “Number to Be Purchased,” calculated by deducting the number of shares of the Target Company owned by the Company as of February 8, 2011 (8,800,000 shares) and the treasury shares held by the Target Company as of September 30, 2010 (4,202 shares), as described in the Second Quarterly Report for the 43rd fiscal year filed by the Target Company on November 11, 2010, from the total number of issued shares of the Target Company as of September 30, 2010 (12,987,000 shares), as described in the same Quarterly Report.

(Note2)
Shares constituting less than a whole unit shall also be subject to purchase through the Tender Offer.  The Target Company may purchase its own shares in accordance with legal procedures during the Tender Offer Period from any shareholder who exercises the right under the Companies Act to require the Target Company to purchase shares constituting less than a whole unit.

(Note3)	The Company does not intend to acquire treasury shares held by the Target Company through the Tender Offer.

(6)	Changes in Ownership Percentage of Shares due to the Tender Offer
Number of Voting Rights Represented by Shares Owned by Tender Offeror Prior to the Tender Offer	17,600 units	(Ownership Percentage of Shares Prior to the Tender Offer: 67.78%)
Number of Voting Rights Represented by Shares Owned by Specially Related Parties Prior to the Tender Offer	0 units	(Ownership Percentage of Shares Prior to the Tender Offer: 0.00%)
Number of Voting Rights Represented by Shares to be Purchased	8,365 units	(Ownership Percentage of Shares After the Tender Offer: 100.00%)
Total Number of Voting Rights of Shareholders and Holders of Other Securities of the Target Company	25,954 units
(Note 1)	The “Number of Voting Rights Represented by Shares to be Purchased” is the number of voting rights represented by the number of shares to be purchased through the Tender Offer (4,182,798 shares).
(Note 2)
The “Number of Voting Rights Represented by Shares Owned by Specially Related Parties Prior to the Tender Offer” is the total number of voting rights represented by the shares (excluding the treasury shares held by the Target Company, which is a specially related party) owned by each specially related party (excluding specially related parties excluded in accordance with Article 3, Paragraph 2, Item 1 of the Cabinet Office Ordinance Concerning Disclosure of Tender Offer for Share Certificate, etc. by Person Other Than Issuer (Ministry of Finance Ordinance No. 38 of 1990, as amended) (the “TOB Ordinance”) in the calculation of the ownership percentage of shares provided for in each item of Article 27-2, Paragraph 1 of the Financial Instruments and Exchange Act (Law No. 25 of 1948, as amended) (the “Act”)).  The shares owned by special related parties (excluding the treasury shares held by the Target Company) are also subject to purchase through the Tender Offer.  Therefore, for the purpose of calculating the “Ownership Percentage of Shares After the Tender Offer,” the “Number of Voting Rights Represented by Shares Owned by Specially Related Parties” has not been added to the numerator, in order to avoid double calculation.

(Note 3)
The “Total Number of Voting Rights of Shareholders and Holders of Other Securities of the Target Company” is the number of voting rights (one (1) unit of shares being 500 shares) of all the shareholders as of September 30, 2010 as described in the Second Quarterly Report for the 43rd fiscal year filed by the Target Company on November 11, 2010.  However, because shares constituting less than a whole unit are also subject to purchase through the Tender Offer, for the purpose of calculating the “Ownership Percentage of Shares Prior to the Tender Offer” and the “Ownership Percentage of Shares After the Tender Offer,” it has been assumed that the “Total Number of Voting Rights of Shareholders and Holders of Other Securities of the Target Company” is 25,965 units.  This is the number of voting rights represented by shares (12,982,798 shares), a number of which has been obtained by deducting the number of treasury shares held by the Target Company as of September 30, 2010 (4,202 shares), as described in the Second Quarterly Report for the 43rd fiscal year filed by the Target Company on November 11, 2010, from the total number of issued shares as of September 30, 2010 (12,987,000 shares), as described in the same Quarterly Report.

(Note 4)	The “Ownership Percentage of Shares Prior to the Tender Offer” and “Ownership Percentage of Shares After the Tender Offer” have been rounded to the nearest hundredth of a percent.

(7)	Aggregate Purchase Price for the Tender Offer
14,640 million yen
(Note)	The “aggregate purchase price for the Tender Offer” is the amount calculated by multiplying the number to be purchased (4,182,798 shares) by the purchase price per share (3,500 yen).

(8)	Method of Settlement
a.	Name and Address of Head Offices of Financial Instruments Business Operators, Banks or Other Institutions in Charge of Settlement
Nomura Securities Co., Ltd.
9-1, Nihonbashi 1-chome, Chuo-ku, Tokyo

b.	Date of Settlement
Wednesday, March 30, 2011

c.	Method of Settlement

A notice of purchase through the Tender Offer will be mailed to the address of the tendering shareholder (or the standing proxy in the case of shareholders who reside outside Japan) (the “Tendering Shareholders”) after the completion of the Tender Offer Period without delay (excluding those participating via Nomura Joy, the internet dedicated service of the Tender Offer Agent).  To those who participated via Nomura Joy, the notice will be delivered in accordance with the method described on the Nomura Joy’s website (https://www.nomurajoy.jp/).

Payment of the purchase price will be made in cash.  Tendering Shareholders may receive the purchase price for the Tender Offer in the manner that they instructed, including remittance and the like (The Tendering Shareholders may be required to pay remittance fees).

d.	Method of Returning Shares

In the event that all of the tendered shares are not purchased by the Company under the terms set forth in “b. Conditions of Withdrawal of Tender Offer, Details Thereof and Method of Disclosure of Withdrawal” of “(9) Other Conditions and Methods of Tender Offer” below, the tendered shares will be returned to the Tendering Shareholders promptly on or after the date of settlement (in the case of withdrawal of the Tender Offer, the date on which the Tender Offer was withdrawn) by restoring the record of the shares to be returned to its state immediately prior to such application. (If the Tendering Shareholders wish that such shares be transferred to the account of the Tendering Shareholders opened with other financial instruments business operators, please so instruct).

(9)	Other Conditions and Methods of Tender Offer
a.	Conditions Set Forth in Each Item of Article 27-13, Paragraph 4 of the Act
Since no maximum number and the minimum number of shares to be purchased through the Tender Offer has been established, the Tender Offeror shall purchase all the tendered shares.

b.	Conditions of Withdrawal of Tender Offer, Details Thereof and Method of Disclosure of Withdrawal

Upon the occurrence of any event listed in Article 14, Paragraph 1, Items 1.1 through 1.9 and Items 1.12 through 1.18, Items 3.1 through 3.8, as well as Article 14, Paragraph 2, Items 3 through 6 of the Order for Enforcement of the Financial Instruments and Exchange Act (Cabinet Order No. 321 of 1965, as amended) (the “Enforcement Order”), the Company may withdraw the Tender Offer.  Should the Company intend to withdraw the Tender Offer, it will give electronic public notice and give notice of such electronic public notice in The Nihon Keizai Shimbun; provided, however, that if it is deemed difficult to give such public notice on or prior to the last day of the Tender Offer Period, the Company will make a public announcement in such manner as provided for in Article 20 of the TOB Ordinance and forthwith give public notice.

c.	Conditions of Reduction of Purchase Price for Tender Offer, Details Thereof and Method of Disclosure of Reduction

Pursuant to Article 27-6, Paragraph 1, Item 1 of the Act, if the Target Company takes any action listed in Article 13, Paragraph 1 of the Enforcement Order during the Tender Offer Period, the Company may reduce the purchase price for the Tender Offer pursuant to the provisions set forth in Article 19, Paragraph 1 of the TOB Ordinance.  Should the Company intend to reduce the purchase price for the Tender Offer, it will give electronic public notice and give notice of such electronic public notice in The Nihon Keizai Shimbun; provided, however, that if it is deemed difficult to give such public notice within the Tender Offer Period, the Company will make a public announcement in such manner as provided for in Article 20 of the TOB Ordinance and forthwith give public notice.  If the purchase price for the Tender Offer is reduced, the Company will purchase any shares tendered prior to the date of such public notice at the reduced purchase price for the Tender Offer.

d.	Matters Concerning Tendering Shareholders’ Right of Cancellation of Agreement

Tendering Shareholders may, at any time during the Tender Offer Period, cancel any agreement concerning the Tender Offer.  In order to cancel any such agreement, the Tendering Shareholders must deliver or send by mail a written request for the cancellation of the application for the Tender Offer (“Written Request for Cancellation”), enclosing the receipt for the submission of an application for the Tender Offer to the head office or any branch office in Japan (excluding Nomura Joy, the internet dedicated service of the Tender Offer Agent) of the entities designated below who accepted the application by 15:30 on the last day of the Tender Offer Period.  If such application is sent by mail, the cancellation of the acceptance of the Tender Offer will not be effective unless the Written Request for Cancellation is delivered by 15:30 on the last day of the Tender Offer Period.  In order to cancel any such agreement made via Nomura Joy, the Tendering Shareholders must complete the cancellation procedures by 15:30 on the last day of the Tender Offer Period in accordance with the instructions on Nomura Joy’s website (https://www.nomurajoy.jp/).

Entity that is entitled to receive Written Request for Cancellation
Nomura Securities Co., Ltd.
9-1, Nihonbashi 1-chome, Chuo-ku, Tokyo
(Other branch offices in Japan of Nomura Securities Co., Ltd.)

No compensation for damages or penalty payment will be demanded of any Tendering Shareholders by the Company even if the agreement is canceled by the Tendering Shareholders.  The cost of returning the tendered shares will be borne by the Company.

e.	Method of Disclosure if the Conditions or Other Terms of Tender Offer Are Changed

Should any terms or conditions of the Tender Offer be changed, the Company will give electronic public notice and give notice of such electronic public notice in The Nihon Keizai Shimbun; provided, however, that if it is deemed difficult to make such public notice on or prior to the last day of the Tender Offer Period, the Company will make a public announcement in such manner as provided for in Article 20 of the TOB Ordinance, and forthwith give public notice.  If any terms or conditions of the Tender Offer are changed, the shares tendered on or prior to the date of such public notice will also be purchased in accordance with the terms and conditions as changed.

f.	Method of Disclosure if Amendment Statement Is Filed

If an amendment statement is filed with the Director-General of the Kanto Local Finance Bureau, the Company will immediately make a public announcement of the contents of such amended statement to the extent such amendments relate to matters included in the public notice of the commencement of the Tender Offer in accordance with the manner set forth in Article 20 of the TOB Ordinance (excluding cases applicable to the proviso set forth in Article 27-8, Paragraph 11 of the Act).  The Company will also promptly amend the Tender Offer Explanatory Statement and provide the amended Tender Offer Explanatory Statement to the Tendering Shareholders who have received the original Tender Offer Explanatory Statement.  If the amendments are limited in extent, however, the Company may, instead of providing an amended Tender Offer Explanatory Statement, prepare and deliver a document stating the reason for the amendments, the matters amended and the details thereof to the Tendering Shareholders.

g.	Method of Disclosure of Results of Tender Offer

The Company will announce the results of the Tender Offer in such manner as provided for in Article 9-4 of the Enforcement Order and Article 30-2 of the TOB Ordinance on the day immediately following the last day of the Tender Offer Period.

(10)	Date of Public Notice
Wednesday, February 9, 2011

(11)	Tender Offer Agent
Nomura Securities Co., Ltd.
9-1, Nihonbashi 1-chome, Chuo-ku, Tokyo

3.	Policies Subsequent to the Tender Offer and Outlook

(1)	Policies Subsequent to the Tender Offer
Please refer to “1. Purpose of Tender Offer” above, for the policies subsequent to the Tender Offer.

(2)	Outlook of the Impact on Future Business Results

The impact of the Tender Offer on the business forecasts for this fiscal year is currently under examination.  If the business forecasts need to be amended or if any event to be announced arises, the Company will promptly disclose the effect that such amendments or events will have.

4.	Other Matters

(1)	Agreements between the Company and Target Company or its Officers

According to the Target Company’s Press Release, the Target Company carefully discussed and considered the conditions relating to the Tender Offer, and concluded that the Tender Offer will be beneficial to the improvement of the Target Company’s value and to the interest of all shareholders of the Target Company, that the Tender Offer Price and other conditions relating to the Tender Offer are adequate, and that the Tender Offer provides all of the shareholders of the Target Company with an opportunity to sell their shares for a reasonable price.  Accordingly, the Target Company resolved, at a meeting of its Board of Directors held on February 8, 2011, to endorse the Tender Offer and to recommend that shareholders of the Target Company tender their shares in the Tender Offer.

(2)	Other Relevant Information which Investors May Need in Evaluating the Tender Offer

(i)
The Target Company announced its “Quarterly Financial Results for the Third Quarter of the Fiscal Year Ending March 2011 (Based on Japanese GAAP) (Consolidated)”, on February 7, 2011.  The results of profit and loss and other financial matters of the Target Company for the third quarter of the fiscal year ending March 2011 based on this announcement is as shown below.  The information below has not been audited by the Target Company’s audit firm pursuant to the provisions of Article 193-2, Paragraph 1 of the Act.  In addition, the description of the announced information below has been extracted from the announcement made by the Target Company, and the Tender Offeror has not verified in its own right, nor is in a position to verify, the accuracy and the validity thereof.  For more detailed information, please refer the announcement of the Target Company.  During the Tender Offer Period, the Target Company is scheduled to file the Quarterly Report for the third quarter of 43rd Fiscal Year Ending March 2011, within 45 days after the last day of December 2010 pursuant to the provisions of Article 24-4-7, Paragraph 1 of the Act and Article 4-2-10, Paragraph 3 of the Enforcement Order.

a.	Results of Profit and Loss (Consolidated)
(Unit: Thousands of yen)
Period	Third Quarter of 43rd Fiscal Year (Consolidated Cumulative Period) (Period Ending March 2011)
Revenue	46,075,631
Cost of revenue	37,254,497
Selling, General and Administrative Expenses	6,127,405
Non-operating Income	377,708
Non-operating Expenses	5,079
Net Income	1,819,372

b.	Financial Position per Share (Consolidated)
(Unit: Yen)
Period	Third Quarter of 43rd Fiscal Year (Consolidated Cumulative Period) (Period Ending March 2011)
Net Income per Share	140.14
Cash Dividends per Share	-
Net Assets per Share	2,674.41
(Note)	The figure for net assets per share represents the figure at the end of the third quarter of 43rd fiscal year.

(ii)
The Target Company announced its “Notice Regarding Revised Projections for Dividends for the Fiscal Year Ending March 2011” on February 8, 2011.  According to this announcement, the Target Company resolved at a meeting of its Board of Directors held on February 8, 2011 to make no year-end dividend payments for the fiscal year ending March 2011, on the condition that the Tender Offer comes into effect.

<Other Matters to Be Noted>

•
Please be advised that pursuant to Article 167, Paragraph 3 of the Financial Instruments and Exchange Act and Article 30 of the Order for Enforcement of the Financial Instruments and Exchange Act, any person who has accessed the information concerning the Tender Offer contained in this press release may be restricted from purchasing or otherwise trading the shares of SECOM TECHNO SERVICE CO., LTD., as a first-hand recipient of information under the regulations on insider trading, for 12 hours from the publication of this press release (i.e., from the afternoon of February 8, 2011, the time this press release was published on the Tokyo Stock Exchange’s Timely Disclosure Information Access Service).  Also, please note that the Company shall not be held responsible for any criminal, civil or administrative charges brought against any person for his/her purchase or other trade.

•
This press release has been prepared only for the purpose of informing the public of the Tender Offer for the Shares of SECOM TECHNO SERVICE CO., LTD. by the Company.  This has not been prepared for soliciting sales or purchases.  When conducting any sales, shareholders should make appropriate judgments after reviewing the Tender Offer Explanatory Statement prepared by the Company.  Neither this press release nor any part hereof constitutes document to subscribe for, solicit the sales of, or solicit applications for the purchase of, securities.  Neither this press release (nor any part hereof) nor its distribution shall be interpreted to be the basis of any agreement in relation to the Tender Offer, nor may it be relied on at the time of concluding any agreement.

•
This press release includes business forecasts and other forward-looking statements by the management of the Company in the event that the Company acquires shares of SECOM TECHNO SERVICE CO., LTD..  However, the business results may differ from the forecasts based on various factors.

•
All the procedures for the Tender Offer will be conducted in Japanese, unless provided for otherwise.  All or part of the documents for the Tender Offer will be prepared in English; provided, however, that, if any discrepancy arises between the English documents and Japanese documents, Japanese documents shall prevail.

•
Certain countries, regions and other jurisdictions may impose certain restrictions on the release, issue or distribution of their press releases under their laws and regulations.  In such cases, you are required to comply with such laws and regulations in such countries, regions and other jurisdictions to observe such restrictions.  In jurisdictions where the implementation of the Tender Offer is illegal, even if you receive this press release, such receipt shall not constitute any solicitation for the application for the purchase or sale of shares in relation to the Tender Offer, and this press release shall be deemed as the distribution of information for reference only.